Exhibit 10.1

STOCK PURCHASE AGREEMENT

Dated as of March 13, 2019

By and Among

FC GLOBAL REALTY INCORPORATED

And

GADSDEN GROWTH PROPERTIES, INC.

STOCK PURCHASE AGREEMENT

i

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of March 13, 2019 (this “Agreement”), by and among FC Global Realty Incorporated, a Nevada corporation (“Parent”), and Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”).

RECITALS

A.           On November 8, 2018, Parent and Gadsden, and certain of their affiliates, entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”).

B.            The Merger Agreement contemplated the issuance of shares by Parent that would be registered under the Securities Act of 1933, as amended (the “Securities Act”), when the registration statement, Registration No. 333-228304 (as amended, the “Registration Statement”) for such offering was declared effective under the Securities Act.

C.            The staff of the Securities and Exchange Commission (the “SEC”) was furloughed due to the U.S. Federal Government shutdown which resulted, among other things, that the review and expected timing for the Registration Statement has been delayed to the extent that the transaction regarding the acquisition of Parent by Gadsden requires additional amendments to the Registration Statement and the timing for the consummation of the proposed merger under the Merger Agreement (the “Merger”) is not certain.

D.            The parties to the Merger Agreement are terminating the Merger Agreement and withdrawing the Registration Statement on the date hereof concurrent with the parties entering into this Agreement.

E.            The Board of Directors of Parent and the Board of Directors of Gadsden have each approved the acquisition by Parent of all of the general partnership interests in OPCO (as defined below) and all of the Class A OPCO Units in exchange for the Parent Securities (as defined below) pursuant to this Agreement, which will result in the change of control of Parent (the “Stock Transaction”), subject only to the approval of the shareholders of Gadsden.

E.            Promptly following the execution of this Agreement, Parent will file with the SEC a Current Report of Parent on Form 8-K (the “Transaction 8K”) which will provide a description of this Agreement, the Stock Transaction and other matters required to be provided therein, a form of which has been reviewed by Gadsden.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, and intending to be legally bound hereby, each of Parent and Gadsden hereby agree as follows:

ARTICLE I.   PURCHASE AND ISSUANCE OF PARENT SECURITIES.

Section 1.1            Stock Issuance by Parent.

(a)            Securities Issued. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Parent shall issue the following securities (collectively, the “Parent Securities”):

(i)        708,485,395 shares of the common stock, par value 0.01 per share (“Parent Common Stock”), of which 278,178,750 shares of Parent Common Stock (the “Holdback Shares”) will be held by Gadsden in a segregated account (the “Gadsden Specified Account”) which shall be subject to release in accordance with  Section 5.10 and 430,306,644 shares of Parent Common Stock will not be subject to such Gadsden Specified Account.

(ii)       That number of shares of the Parent Series A Stock that is equal to the number of Gadsden Series A Preferred Shares outstanding at the Closing Time, which is expected to be 889,075 shares.

(iii)      That number of shares of the Parent Series B Stock that is equal to the number of Gadsden Series B Preferred Shares outstanding at the Closing Time, which is expected to be 11,788,994 shares.

(iv)     That number of shares of the Parent Series C Stock that is equal to the number of Gadsden Series C Preferred Shares outstanding at the Closing Time, which is expected to be 2,498,682 shares.

(b)            Status of Securities. When issued, each of the Parent Securities shall be delivered to Gadsden and duly authorized, validly issued, fully paid and nonassessable.

Section 1.2             Consideration by Gadsden.

In consideration for the securities of Parent issued pursuant to Section 1.1(a), Gadsden shall transfer and assign to Parent, the following assets:

(i)              All of the Class A limited partnership interests in Gadsden Growth Properties, L.P., a Delaware limited partnership (“OPCO”);

(ii)             All of the general partnership interests in OPCO.

Section 1.3             Certain Adjustments.

If Gadsden acquires any of the Scheduled Investments (as defined below) on or prior to May 20, 2019 or such other date as may be agreed by Parent and the Parent Post Transaction Committee and/or if there is otherwise a difference between Contract NAV (as defined below) and Final Gadsden NAV (as defined below), the adjustment provided in Section 5.10 shall be made.

Section 1.4            Gadsden Specified Account.

The Holdback Shares shall be held by Gadsden and shall not be transferred, assigned, hypothecated or otherwise alienated other than in accordance with Section 5.10. The certificates representing the Holdback Shares shall have a legend endorsed thereon as follows:

The shares of common stock represented by this certificate are subject to the terms and provisions of the Stock Purchase Agreement dated as of March 13, 2019 (the “SPA”), by and among FC Global Realty Incorporated, a Nevada corporation, and Gadsden Growth Properties, Inc. and may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, in whole or in part, other than in accordance with the SPA, including Section 5.10 of the SPA. A copy of the SPA is available from the corporation without charge.”

The Holdback Shares that are not to be returned to Parent for cancellation in accordance with Section 5.10 shall be released and held by Gadsden and the restrictive legend endorsed on any certificate representing Holdback Shares shall be promptly removed by Parent upon the request of any holder of such certificate without charge.

ARTICLE II. CLOSING

Section 2.1             Closing.

The closing of the Stock Transaction (the “Closing”) will take place at 10:00 a.m, local time, as promptly as practicable, but in no event earlier than the later to occur of (a) March 31, 2019, or (b) the third (3rd) Business Day after the satisfaction or waiver of all of the conditions (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Allegaert Berger & Vogel LLP, 111 Broadway, 20th Floor, New York, New York 10006, unless another date or place is agreed to in writing by the parties. The date and time of the Closing is referred to in this Agreement as the “Closing Time”.

Section 2.2             Deliveries.

(a)            At the Closing, Parent shall deliver to Gadsden the following:

(i)              The certificate or certificates representing each of the Parent Securities to be delivered to Gadsden;

(ii)             A certificate that is duly signed by the Secretary of Parent certifying, solely in such capacity, to the attached articles of incorporation and bylaws of Parent and such other matters as reasonably requested by Gadsden that are customary for such certificates;

(iii)      Such other documents, instruments and agreements that are a condition to the closing as provided in this Agreement to be delivered by or on behalf of Parent.

(b)            At the Closing, Gadsden shall deliver to Parent the following:

(i)              A transfer and assignment of all of the general partnership interests in OPCO and all of the Class A OPCO Units from Gadsden to Parent or its designated Subsidiary;

(ii)             A certificate that is duly signed by the Secretary of Gadsden certifying, solely in such capacity, to the attached articles of incorporation and bylaws of Gadsden and such other matters as reasonably requested by Parent that are customary for such certificates;

(iii)            Such other documents, instruments and agreements that are a condition to the closing as provided in this Agreement to be delivered by or on behalf of Gadsden.

Section 2.3             Provisions Regarding the OPCO Units.

At the Closing, Gadsden shall cause the limited partnership agreement of OPCO (the “OPCO Agreement”) in effect as of immediately prior to the Closing Time to be amended so that the shares of common stock that may be issued upon the exchange of the Class B limited partnership interests in OPCO (the “Class B OPCO Units”) will refer to Parent Common Stock (with the appropriate changes to reflect the Common Share Ratio) and to transfer the Class A limited partnership interests in OPCO (the “Class A OPCO Units”) from Gadsden to Parent.

Section 2.4            Tax Characterizations.

Parent and Gadsden intend that, for U.S. federal income tax purposes, the Stock Transaction will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

ARTICLE III.	REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of Gadsden.

Except as set forth in (i) the Confidential Private Placement Memorandum provided to Parent regarding the offering of the Gadsden Series C Preferred Shares, and for information regarding Gadsden that is included in the Registration Statement (except in each case for the risk factors section and any forward looking statements contained in the Management’s Discussion & Analysis) (collectively, the “Covered Gadsden Disclosure”), or (ii) the disclosure letter delivered to Parent on the date of this Agreement (the “Gadsden Disclosure Letter”), Gadsden represents and warrants to Parent as follows:

(a)            Organization, Standing and Power of Gadsden. Gadsden is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland, and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Gadsden is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect. Each jurisdiction in which Gadsden is qualified or licensed to do business under which it conducts business in any jurisdiction is identified in Section 3.1(a) of the Gadsden Disclosure Letter. Gadsden has heretofore made available to Parent complete and correct copies of Gadsden’s Amended and Restated Articles of Incorporation (the “Gadsden Charter”), and Gadsden’s Amended and Restated Bylaws, as amended through the date hereof (the “Gadsden Bylaws”). The Gadsden Charter and the Gadsden Bylaws each are in full force and effect.

(b)       Gadsden Subsidiaries. Each Gadsden Subsidiary is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect. Each Gadsden Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect. Section 3.1(b) of the Gadsden Disclosure Letter sets forth (A) each Gadsden Subsidiary and its respective jurisdiction of formation, and (B) Gadsden’s ownership equity interest in each Gadsden Subsidiary. All outstanding equity interests in each Gadsden Subsidiary have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, or, in the case of Gadsden Subsidiaries other than as disclosed with respect to the joint ventures listed on Section 3.1(b) of the Gadsden Disclosure Letter (collectively, the “Joint Ventures”), any purchase options, call options, preemptive rights, rights of first refusal, subscriptions or any similar rights, and are owned by Gadsden and are so owned free and clear of all pledges, adverse claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except as would not, individually or in the aggregate, materially affect the ownership or operation of such Subsidiary by Gadsden. Gadsden has heretofore made available to Parent complete and correct copies of the charter, bylaws or other organizational documents of each of the Gadsden Subsidiaries, each as amended to the date hereof, and each is in full force and effect.

(c)            Capital Structure.

(i)              The authorized shares of capital stock of Gadsden and the outstanding shares of such capital stock, as of the date of this Agreement, are as provided in Section 3.1(c) of the Gadsden Disclosure Letter. The authorized units of partnership interest of OPCO regardless of class or series (“OPCO Units”) and the outstanding OPCO Units are as provided in Section 3.1(c) of the Gadsden Disclosure Letter.

(ii)             As of the date of this Agreement, there are no outstanding options, warrants or other equity compensation awards (an “Award”) of Gadsden to purchase Gadsden Common Shares or OPCO Units that are not included in the amounts stated in the outstanding amounts in clause (i), above.

(iii)            As of the date of this Agreement, there are no issued and outstanding or reserved for issuance that are not included in the amounts stated in the outstanding amounts in clause (i) above, with respect to:

(A)       shares or other equity securities of Gadsden or OPCO;

(B)       restricted Gadsden Common Shares or OPCO Units or performance stock awards relating to the equity interests of Gadsden or OPCO;

(C)       securities of Gadsden or any Gadsden Subsidiary convertible into or exchangeable for stock or other equity securities of Gadsden or any Gadsden Subsidiary; and

(D)       subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements (each, a “Convertible Right”) to which Gadsden or any Gadsden Subsidiary is a party or by which it is bound in any case obligating Gadsden or any Gadsden Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Gadsden or of any Gadsden Subsidiary, or obligating Gadsden or any Gadsden Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement, except, in each case, as disclosed in Section 3.1(c) of the Gadsden Disclosure Letter.

(iv)           All outstanding shares of Gadsden and OPCO Units are, and all shares or OPCO Units reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(v)            All dividends or distributions on securities of Gadsden or OPCO or any material dividends or distributions on any securities of any Gadsden Subsidiary (other than as disclosed in Section 3.1(c) of the Gadsden Disclosure Letter with respect to the Joint Ventures and any wholly owned Gadsden Subsidiaries) that have been declared or authorized prior to the date of this Agreement have been paid in full, other than the dividends that accrue under the Gadsden Series A Preferred Shares and the Gadsden Series C Preferred Shares.

(vi)           As of the date of this Agreement, there are no outstanding Class B OPCO Units other than as disclosed in Section 3.1(c) of the Gadsden Disclosure Letter.

(vii)       Except for this Agreement and the OPCO Agreement, there are not any:

(A)       shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Gadsden or OPCO Units to which Gadsden or any Gadsden Subsidiary is a party or by which it is bound; or

(B)       agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Gadsden, or OPCO Units to which Gadsden or any Gadsden Subsidiary is a party or by which it is bound.

(viii)         No holder of securities in Gadsden or any Gadsden Subsidiary has any right to have the offering or sale of such securities registered by Gadsden or any Gadsden Subsidiary, as the case may be.

(d)           Authority; No Violations; Consents and Approval.

(i)              The Gadsden Board of Directors has approved and declared advisable the Stock Transaction and the other transactions contemplated by this Agreement and has directed that the Stock Transaction be submitted for consideration at a special meeting of the holders of Gadsden capital stock who are entitled to vote thereat (the “Gadsden Stockholder Meeting”). Gadsden has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Gadsden Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Gadsden and each applicable Gadsden Subsidiary, subject to receipt of the Gadsden Stockholder Approval. This Agreement has been duly executed and delivered by Gadsden, and subject, solely to receipt of the Gadsden Stockholder Approval, and assuming due execution and delivery by Parent, constitutes legal, valid and binding obligations of Gadsden, enforceable against Gadsden in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)            Subject to receipt of the Gadsden Stockholder Approval, the execution and delivery of this Agreement by Gadsden does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of

(A)       the Gadsden Charter or the Gadsden Bylaws or any provision of the comparable charter or organizational documents of any of the Gadsden Subsidiaries,

(B)       any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Gadsden or any of the Gadsden Subsidiaries, or to which their respective properties or assets are bound or any guarantee by Gadsden or any of the Gadsden Subsidiaries of any of the foregoing, or

(C)       assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the Gadsden Stockholder Approval has been obtained, any Law or Order applicable to or binding upon Gadsden or any of the Gadsden Subsidiaries, or any of their respective properties or assets, other than as may arise in connection with the financing of the transactions contemplated by this Agreement, except in the case of clauses (B) and (C), any of the foregoing that, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(iii)       No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of Gadsden or any of the Gadsden Subsidiaries in connection with the execution and delivery of this Agreement by Gadsden or the consummation by Gadsden of the transactions contemplated by this Agreement, except for any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of any of Gadsden or OPCO to perform its obligations hereunder or prevent the consummation by them of any of the transactions contemplated hereby.

(e)            Disclosure Documents; Financial Statements.

(i)              Gadsden has made available to Parent, a true and complete copy of each solicitation document provided to investors in connection with its issuance of the Gadsden Series C Preferred Shares.

(ii)             Neither Gadsden nor any Gadsden Subsidiary has any requirement to file with SEC any registration statement under the Securities, or any periodic or other reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than such statements in connection with Regulation D promulgated under the Securities Act), and the rules and regulations of the SEC thereunder).

(iii)            The consolidated financial statements of Gadsden (including the notes thereto) provided by Gadsden to Parent (including the audited consolidated balance sheet of Gadsden as of December 31, 2017 (the “Gadsden Balance Sheet”) and the unaudited consolidated statements of income for the nine months ended September 30, 2018) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the U.S., as in effect at such time (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, liabilities and the consolidated financial position of Gadsden and the Gadsden Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Gadsden and the Gadsden Subsidiaries taken as a whole, for the periods presented therein. Each of Gadsden and OPCO is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated under Sarbanes-Oxley Act of 2002.

(iv)           As of the date of the Amendment No. 2 to the Registration Statement filed on January 30, 2019, solely with respect to Gadsden and its subsidiaries, such Registration Statement did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)             Absence of Certain Changes or Events. Since the date of the Gadsden Balance Sheet, each of Gadsden and the Gadsden Subsidiaries have conducted their business (x) only in the ordinary course consistent with past practice, (y) or engaged transactions related to the Merger, including the issuance to Parent of 1,000 Series A Preferred Units of Gadsden Roseville, LLC, a Delaware limited liability company and Subsidiary of Gadsden (“Roseville”), for a purchase price of $350,000 in accordance with an Amended and Restated Limited Liability Company Agreement of Roseville that was entered into among Roseville, Gadsden Realty Investments I, LLC, a wholly owned subsidiary of Gadsden, and Parent, and (z) and there has not been:

(i)             a Gadsden Material Adverse Effect;

(ii)            any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Gadsden Common Shares other than as described in Section 3.1(f) of the Gadsden Disclosure Letter;

(iii)           any amendment of any material term of any outstanding security of Gadsden or any Gadsden Subsidiary;

(iv)           any repurchase, redemption or other acquisition by Gadsden or any Gadsden Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Gadsden or any Gadsden Subsidiary;

(v)            any change in any method or practice of financial accounting by Gadsden or any Gadsden Subsidiary; or

(vi)           any incurrence, assumption or guarantee by Gadsden or any Gadsden Subsidiary of any indebtedness for borrowed money other than incurrences, assumptions or guarantees that would have been permitted if incurred subsequent to the date of this Agreement in accordance with Section 4.2 and other that mortgage loan, mezzanine loan and related indebtedness with respect to real property investments.

(g)            No Undisclosed Material Liabilities. Except as disclosed in the Gadsden balance sheet as of December 31, 2018 provided to Parent, there are no Liabilities of Gadsden or any of the Gadsden Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected in the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Gadsden Balance Sheet and as would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect and Liabilities incurred as described in Section 3.1(g) of the Gadsden Disclosure Letter, or (iii) Liabilities that are disclosed in the Registration Statement, as amended.

(h)            No Default. Neither Gadsden nor any of the Gadsden Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of

(i)             any material term, condition or provision of the Gadsden Charter or the Gadsden Bylaws or the comparable charter or organizational documents of any of the Gadsden Subsidiaries,

(ii)            any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Gadsden or any of the Gadsden Subsidiaries is now a party or by which Gadsden or any of the Gadsden Subsidiaries or any of their respective properties or assets is bound, or

(iii)           any Law or Order applicable to or binding upon Gadsden or any of the Gadsden Subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) (with respect to Gadsden Subsidiaries that constitute Joint Ventures as disclosed in Section 3.1(c) of the Gadsden Disclosure Letter or Section 3.1(h) of the Gadsden Disclosure Letter), (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Gadsden Material Adverse Effect.

(i)             Compliance with Applicable Laws. Gadsden and the Gadsden Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Gadsden Permits”), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Gadsden Material Adverse Effect. Gadsden and the Gadsden Subsidiaries are in compliance with the terms of the Gadsden Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Gadsden Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Gadsden Material Adverse Effect, the businesses of Gadsden and the Gadsden Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Gadsden or any of the Gadsden Subsidiaries is pending or, to the Knowledge of Gadsden, is overtly threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(j)             Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Gadsden, overtly threatened against or affecting Gadsden or any Gadsden Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Gadsden Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Gadsden or any Gadsden Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Stock Transaction, it being acknowledged that there is no representation and warranty under this Section 3.1(j) with respect to the litigations described in Section 3.1(j) of the Gadsden Disclosure Letter.

(k)            Taxes. Except as disclosed on Section 3.1(k) of the Gadsden Disclosure Letter or as would not, individually or in the aggregate, have a Gadsden Material Adverse Effect:

(i)              (A) Gadsden and each Gadsden Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed and continue to be (after giving effect to amendments thereto), true, correct and complete; (B) Gadsden and each Gadsden Subsidiary has paid (or Gadsden has paid on behalf of such Gadsden Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP); (C) as of the date hereof, there are no audits, examinations or other proceedings relating to any Taxes of Gadsden or any Gadsden Subsidiary pending or, to the Knowledge of Gadsden, overtly threatened; (D) all deficiencies asserted or assessments made with respect to Gadsden or any of the Gadsden Subsidiaries as a result of any examination by the Internal Revenue Service or any other taxing authority have been paid in full; (E) no requests for waivers of the time to assess any Taxes against Gadsden or any Gadsden Subsidiary have been granted and remain in effect; (F) there are no Liens for any material Taxes on any assets of Gadsden or any Gadsden Subsidiary other than Liens for Taxes not yet due or payable or which are being contested in good faith through appropriate proceedings; (G) to the Knowledge of Gadsden, no claim has been made by a taxing authority in a jurisdiction in which income Tax Returns are not filed by or on behalf of Gadsden or any Gadsden Subsidiary that Gadsden or any such Gadsden Subsidiary is or may be subject to income taxation by that jurisdiction; and (H) all material Taxes required to be withheld in connection with amounts paid or owing to any employee, creditor, shareholder or other third party have been timely withheld and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority.

(ii)             Neither Gadsden nor any Gadsden Subsidiary is a party to (A) any Tax allocation or sharing agreement other than any agreement solely between Gadsden and any Gadsden Subsidiary or (B) any Tax Protection Agreement.

(iii)            Neither Gadsden nor any Gadsden Subsidiary has any liability for Taxes of any Person other than Gadsden and the Gadsden Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(iv)           Neither Gadsden nor any Gadsden Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(v)            Each Gadsden Subsidiary that is a partnership, joint venture or limited liability company has since the date it became a Subsidiary been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(vi)           Gadsden has not agreed or is required to make any adjustment pursuant to Section 481(a) of the Code; (ii) knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to Gadsden or any Gadsden Subsidiary, or (iii) an application pending with any taxing authority requesting permission for any change in accounting method.

(vii)          Neither Gadsden nor any Gadsden Subsidiary is a foreign person within the meaning of Section 1445 of the Code.

(viii)         Neither Gadsden nor any Gadsden Subsidiary has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033, 1502 or 4977 of the Code with respect to Gadsden or any Gadsden Subsidiary.

(ix)            There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by Gadsden or any Gadsden Subsidiary by reason of Section 280G of the Code.

(x)             Neither Gadsden nor any of the Gadsden Subsidiaries (i) owns any real property located in New York State, (ii) is the lessee of any such New York real property, or (iii) owns any interest in real property that may subject any of the parties to a transfer tax as a result of the transactions contemplated by this Agreement.

(xi)            Neither the Gadsden nor any of the Gadsden Subsidiaries, owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

(xii)       Neither Gadsden nor any of the Gadsden Subsidiaries is a party (other than as an investor) to any industrial development bond.

(xiii)      Neither Gadsden nor any of the Gadsden Subsidiaries was a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to Gadsden or any Gadsden Subsidiary due to the contemplated transaction.

(xiv)      During the previous two years neither Gadsden nor any Gadsden Subsidiary has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

(xv)       Neither Gadsden nor any of the Gadsden Subsidiaries is entitled to any (A) net operating loss carryforward, (B) investment tax credit carryforward, (C) research and development tax credit carryforward, (iv) foreign tax credit carryforward, or (v) any other tax credit carryforward after the Closing Date which carryover resulted from a taxable period that ended on or before the Closing Date.

(xvi)      All intercompany transactions transacted by Gadsden or any Gadsden Subsidiary were conducted on an arm’s length basis and using fair market values.

(l)            Benefit Plans.

(i)          Section 3.1(l) of the Gadsden Disclosure Letter sets forth a true and complete list of each material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Gadsden or any Gadsden Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Gadsden or any Gadsden Subsidiary or to which Gadsden or any Gadsden Subsidiary contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity or equity based plan or award, severance, employment, change of control or fringe benefit plan, program or agreement, other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than Gadsden or an Gadsden Subsidiary pursuant to the Gadsden Collective Bargaining Agreements (collectively, the “Gadsden Employee Benefit Plans”).

(ii)         (A) Each of the Gadsden Employee Benefit Plans has been operated and administered in all material respects with applicable Law, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (B) each of the Gadsden Employee Benefit Plans intended to be “qualified” (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and Gadsden is not aware of any reason why any such determination letter should be revoked; (C) no Gadsden Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (D) no Gadsden Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of Gadsden or any Gadsden Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no Controlled Group Liability has been incurred by Gadsden or any Gadsden Subsidiary that has not been satisfied in full, and no condition exists that shall result in Gadsden or any Gadsden Subsidiary of incurring any such liability that would be material to Gadsden; (F) all contributions or other amounts payable by Gadsden or a Gadsden Subsidiary with respect to each Gadsden Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (G) neither Gadsden nor a Gadsden Subsidiary has engaged in a transaction in connection with which Gadsden or a Gadsden Subsidiary reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (H) there are no pending, overtly threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Gadsden Employee Benefit Plans or any trusts related thereto plan which could reasonably be expected to result in any material liability of Gadsden or any Gadsden Subsidiary; (I) since January 1, 2018, neither Gadsden nor its Subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Gadsden Employee Benefit Plan or pursuant to the terms of a Gadsden Collective Bargaining Agreement; (J) except as indicated in Section 3.1(l) of the Gadsden Disclosure, no Gadsden Employee Benefit Plans exists which could result in the payment of material amount of money or any other property or rights, or accelerate or provide any other material rights or benefits, or require the payment of amounts or benefits that would not be deductible under 280G of the Code, to any current or former employee, director or consultant of Gadsden or any Subsidiary that would not have been required but for the transactions contemplated by this Agreement; and (K) each Gadsden Employee Benefit Plan may be amended and terminated in accordance with its terms.

(m)          Labor Matters. Section 3.1(m) of the Gadsden Disclosure Letter sets forth a list of each collective bargaining agreement to which Gadsden or a Gadsden Subsidiary is a party with respect to employees of Gadsden and the Gadsden Subsidiaries (collectively, the “Gadsden Collective Bargaining Agreements”). With respect to employees of Gadsden and the Gadsden Subsidiaries, except as would not, individually or in the aggregate, have an Gadsden Material Adverse Effect, (i) Gadsden and each of the Gadsden Subsidiaries is in compliance with the terms of the Gadsden Collective Bargaining Agreements; (ii) except as set forth in Section 3.1(m) of the Gadsden Disclosure Letter, none of Gadsden, any Subsidiary or any ERISA Affiliate has at any time since January 1, 2016 withdrawn in any complete or partial withdrawal from any “multiemployer plan” as defined in Section 3 (37) of ERISA and, if Gadsden, its Subsidiaries and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither Gadsden, any Subsidiary nor any ERISA Affiliate would incur a withdrawal liability that would result in a Gadsden Material Adverse Effect; and (iii) neither Gadsden nor any Gadsden Subsidiary is the subject of a proceeding asserting it has committed an unfair labor practice, nor, to the Knowledge of Gadsden, is any such proceeding overtly threatened, nor is there any strike or other labor dispute by the employees of Gadsden or any Gadsden Subsidiary pending or overtly threatened, nor does Gadsden have Knowledge of any activity involving any employee of Gadsden or any Gadsden Subsidiary seeking to certify an additional collective bargaining unit or engaging in union organizational activity.

(n)          Environmental Matters.

(i)          To the Knowledge of Gadsden, neither Gadsden nor any Gadsden Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, waste or toxic substance, including asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum or petroleum products (including crude oil and any fraction thereof), radon, mold, fungus and other hazardous biological materials (collectively, “Hazardous Materials”) or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, “Environmental Laws”), except for any violation that, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect; and

(ii)         To the Knowledge of Gadsden, neither Gadsden nor the Gadsden Subsidiaries have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting Gadsden or any of the Gadsden Subsidiaries or any of the Gadsden Properties that have not been remedied or cured, and to the Knowledge of Gadsden there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Gadsden Material Adverse Effect.

(iii)        Neither Gadsden nor any Gadsden Subsidiary has entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(o)          Properties.

(i)          Section 3.1(o) of the Gadsden Disclosure Letter sets forth a correct list of all real property owned or leased (as lessee) by OCPC or other Gadsden Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an “Gadsden Property” and collectively referred to herein as the “Gadsden Properties”).

(ii)         OPCO or other Gadsden Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Gadsden Properties, in each case, free and clear of Liens, mortgages or deeds of trust, claims against title, charges that are Liens, security interests or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances”), except for the following: (A) Encumbrances set forth Section 3.1(o) of the Gadsden Disclosure Letter or relating to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (B) Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (C) any Material Contracts (only to the extent that the same encumbers or affects title to real property), or leases to third parties for the occupation of portions of the Gadsden Properties by such third parties in the ordinary course of the business of Gadsden or OPCO, (D) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (E) Encumbrances disclosed on existing title policies made available to the Parent prior to the date hereof, (F) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens imposed by Law and incurred in the ordinary course of business, and (G) any other Encumbrances, limitations or title defects of any kind, if any, that, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(iii)        Gadsden and OPCO have made available to Parent all title insurance policies with respect to the Gadsden Properties. To Gadsden’s Knowledge, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.

(iv)        No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Gadsden Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Gadsden Properties or that is necessary to permit the lawful use and operation of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Gadsden Properties has not been obtained and is not in full force and effect, and neither Gadsden nor any Gadsden Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for such notices, failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect and

(v)         Neither Gadsden nor any Gadsden Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Gadsden Properties, or (B) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law, code, ordinance, Order or regulation has been violated for any Gadsden Property, which in the case of clauses (A) and (B) would, individually or in the aggregate, constitute a Gadsden Material Adverse Effect.

(vi)        Section 3.1(o) of the Gadsden Disclosure Letter lists as of the date hereof each ground lease to which Gadsden or any Gadsden Subsidiary is party, as lessee or lessor. Each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, and, to the Knowledge of Gadsden, against the other parties thereto, except as would not constitute, individually or in the aggregate, a Gadsden Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Gadsden Material Adverse Effect, neither Gadsden nor any Gadsden Subsidiary, on the one hand, nor, to the Knowledge of Gadsden, any other party, on the other hand, is in default under any such ground lease which default is reasonably likely to result in a termination of such ground lease. No purchase option has been exercised under any of such ground lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.1(o) of the Gadsden Disclosure Letter. Gadsden and OPCO have made available to Parent a correct and complete copy of each such ground lease and all material amendments thereto.

(vii)       Neither Gadsden nor any Gadsden Subsidiary is a party to any agreement relating to the management of any of the Gadsden Properties by a party other than Gadsden or any wholly-owned Gadsden Subsidiaries, except as disclosed Section 3.1(o) of the Gadsden Disclosure Letter.

(viii)      Gadsden has made available to Parent true, correct and complete copies of the leases that Gadsden and its Subsidiaries, taken as a whole, are party to as a landlord or lessor with respect to each of the applicable Gadsden Properties including all material amendments, modifications, supplements, renewals, and extensions thereto, in each case as in effect on the date hereof (the “Gadsden Leases”). Neither Gadsden nor any of the Gadsden Subsidiaries, nor to the Knowledge of Gadsden, any tenant, has received written notification that they are in default under any Gadsden Lease, except for defaults that would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect.

(p)           Insurance. Gadsden or OPCO maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks which in its good faith judgment are reasonable for the business of Gadsden and the Gadsden Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by Gadsden or any Gadsden Subsidiary pending under any such policies which (i) has been denied or disputed by the insurer and (ii) would constitute, individually or in the aggregate, a Gadsden Material Adverse Effect.

(q)           Votes Required. The affirmative vote of two-thirds of all the votes entitled to be cast by the holders of Gadsden Common Shares, Gadsden Series A Preferred Shares and the Gadsden Series C Preferred Shares, voting as a single class on an as-converted basis (the “Gadsden Stockholder Approval”), are the only votes or consents required of the holders of any class or series of the Gadsden Common Shares or other securities of or equity interests in Gadsden required to approve this Agreement and to approve and consummate the Stock Transaction.

(r)            Brokers. Except for the fees and expenses payable to National Securities Corporation, no broker, investment banker or other Person is entitled to any brokers’, finders’ or other similar finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Gadsden, any Gadsden Subsidiary or any Affiliate thereof. Gadsden has made available to Parent prior to the date of this Agreement true and complete copies of any agreement under which National Securities Corporation would be entitled to receive any payments in connection with this Agreement or the transactions contemplated hereby.

(s)           Material Contracts.

(i)          All of the Material Contracts of Gadsden as in effect as of the date hereof are listed in Section 3.1(s) of the Gadsden Disclosure Letter or in a Covered Gadsden Disclosure. Gadsden has, prior to the date hereof, made available to Parent true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to Gadsden and the Gadsden Subsidiaries, and to the Knowledge of Gadsden, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.

(ii)         Except as set forth in Section 3.1(s) of the Gadsden Disclosure Letter, (A) neither Gadsden nor any Gadsden Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Gadsden, as of the date hereof, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Material Contract, except, in either the case of clause (A) or (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(iii)        Section 3.1(s) of the Gadsden Disclosure Letter lists all agreements (other than agreements with respect to the Joint Ventures, and leases or subleases which contain options to purchase) entered into by Gadsden or any Gadsden Subsidiary as of the date hereof providing for the sale of, or option to sell, any Gadsden Properties or any material interest therein or the purchase of, or option to purchase, by Gadsden or any Gadsden Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate or material interest therein not yet consummated as of the date hereof that is not otherwise described in a Covered Gadsden Disclosure.

(t)            Inapplicability of Takeover Statutes; Certain Charter and Bylaw Provisions. Gadsden has taken all appropriate and necessary actions to exempt the Stock Transaction, this Agreement and the other transactions contemplated thereby from the restrictions of any applicable provision of Subtitles 6 and 7 of Title 3 of the MGCL, as applicable to a Maryland corporation, and Title 8 (collectively, the “Takeover Statute”). No other “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws apply to the Stock Transaction, this Agreement or the other transactions contemplated hereby. Gadsden and the Gadsden Board of Directors have taken all appropriate and necessary actions to cause the Stock Transaction, this Agreement and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the Gadsden Charter, Gadsden Bylaws or in the comparable organizational document of any Gadsden Subsidiary that would otherwise impose any limitations on ownership of Gadsden Common Shares as set forth in the Gadsden Charter, including the ownership limit set forth in the Gadsden Charter inapplicable to the Stock Transaction, the execution of and performance of the this Agreement and the transactions contemplated hereby

(u)           Information Supplied. The information supplied (or to be supplied) by Gadsden or any Gadsden Subsidiary for inclusion in the Transaction 8K, or any amendment or supplement thereto, shall not, on the date of any such filing or at the Closing Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by Parent for inclusion in the Transaction 8K shall not be considered to have been supplied by Gadsden or any Gadsden Subsidiary for purposes of this representation.

(v)           Investment Company Act of 1940. None of Gadsden or any Gadsden Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.2       Representations and Warranties of Parent.

Except as set forth in (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended, Quarterly Reports on Form 10-Q for the periods ended March 31, 2018, June 30, 2018 and September 30, 2018, any Current Report on Form 8-K that was filed from and after September 30, 2018, or any proxy statement that was filed from and after September 30, 2018, and in each case any amendment thereto, filed by Parent with the SEC on or after January 1, 2018 and prior to the date hereof, and except for the information that is included in the Registration Statement that was filed by Parent and the amendments thereto (except in each case for the risk factors section and any forward looking statements contained in the Management’s Discussion & Analysis, which shall not modify the representations and warranties in this Section 3.2) (the “Covered Parent SEC Disclosure”), or (ii) the disclosure letter delivered to Gadsden on the date of this Agreement (the “Parent Disclosure Letter”), Parent represents and warranties to Gadsden as follows:

(a)           Organization, Standing and Power of Parent. Parent is duly formed, validly existing and in good standing under the Laws of the State of Nevada and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Parent has heretofore made available to Gadsden complete and correct copies of the charter, bylaws or other organizational documents of each of Parent and its Subsidiaries, each as amended to the date hereof and each as in full force and effect.

(b)           Subsidiaries. Except as disclosed in Section 3.2(b) of the Parent Disclosure Letter, each Subsidiary of Parent is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. All outstanding equity interests in each Subsidiary of Parent have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, and are not subject to any preemptive rights, purchase options, call options, rights of first refusal, subscriptions or any similar rights and are owned by Parent and are so owned free and clear of all Liens, except as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(c)           Capital Structure. The authorized shares of capital stock of Parent and the outstanding shares of such capital stock and the outstanding awards to purchase Parent Common Stock, as of the date of this Agreement, are as provided in Section 3.2(c) of the Disclosure Letter.

(i)          As of the date of this Agreement, except as disclosed in Section 3.2(c) of the Parent Disclosure Letter, there are no issued and outstanding or reserved for issuance:

(A)         shares or other equity securities of Parent;

(B)          restricted shares of Parent Common Stock or performance stock awards relating to the equity interests of Parent;

(C)          securities of Parent or any Parent Subsidiary convertible into or exchangeable for stock or other equity securities of Parent or any Parent Subsidiary; and

(D)          Convertible Rights to which Parent or any Parent Subsidiary is a party or by which it is bound in any case obligating Parent or any Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Parent or of any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(ii)         All outstanding shares of Parent are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(iii)        All dividends or distributions on securities of Parent or any material dividends or distributions on any securities of any Parent Subsidiary (other than any wholly owned Parent Subsidiaries) that have been declared or authorized prior to the date of this Agreement have been paid in full, other than accrued dividends on outstanding preferred stock of Parent.

(iv)        Except for this Agreement or as disclosed in Section 3.2(c) of the Parent Disclosure Letter, there are not any:

(A)          shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Parent to which Parent or any Parent Subsidiary is a party or by which it is bound or

(B)          agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Parent or any Parent Subsidiary is a party or by which it is bound.

(v)        Except as disclosed in Section 3.2(c) of the Parent Disclosure Letter, no holder of securities in Parent or any Parent Subsidiary has any right to have the offering or sale of such securities registered by Parent or any Parent Subsidiary, as the case may be.

(d)          Authority; No Violations; Consents and Approval.

(i)          The Parent Board of Directors has approved and declared advisable the Stock Transaction and the other transactions contemplated by this Agreement. The Parent has all requisite corporate and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the filing of designation of the Parent Securities. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and assuming due execution and delivery by Gadsden, constitutes legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)         The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of

(A)          the Parent Charter or the Parent Bylaws or any provision of the comparable charter or organizational documents of any Parent Subsidiary,

(B)          any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any Parent Subsidiary, or to which their respective properties or assets are bound or any guarantee by Parent or any Parent Subsidiary of any of the foregoing, or

(C)          assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(d)(iii) are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, any Law or Order applicable to or binding upon Parent or any Parent Subsidiary, or any of their respective properties or assets, other than as may arise in connection with Gadsden or any Gadsden Subsidiary financing of the transactions contemplated by this Agreement, except in the case of clauses (B) and (C), any of the foregoing that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(iii)        No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement Parent or the consummation by Parent of the transactions contemplated by this Agreement, except for:

(A)         the filing of the designation of the Parent Securities; or

(B)          any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Parent to perform its obligations hereunder or prevent the consummation by them of any of the transactions contemplated hereby.

(e)           SEC Documents; Financial Statements. Parent has made available to Gadsden (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Parent with the SEC since January 1, 2016 (the “Parent SEC Documents”), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date pursuant to the federal securities Laws and the SEC rules and regulations thereunder. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Sarbanes-Oxley Act of 2002 and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, in each case, as in effect at such time, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement. No Parent Subsidiary is required (by contract or applicable Law) to make periodic filings with the SEC. The consolidated financial statements of Parent (including the notes thereto) included or incorporated by reference in the Parent SEC Documents (including the audited consolidated balance sheet of Parent as at December 31, 2017 (the “Parent Balance Sheet”) and the unaudited consolidated statements of income for the six months ended June 30, 2018) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, Liabilities and the consolidated financial position of Parent and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Parent and its Subsidiaries taken as a whole, for the periods presented therein. Since the enactment of the Sarbanes-Oxley Act of 2002, Parent has been and is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated thereunder.

(f)            Information Supplied. The information supplied by Parent for inclusion in the Registration Statement, or any amendment or supplement thereto, did not, on the date such document was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by Gadsden for inclusion in the Registration Statement or any amendment thereto shall not be considered to have been supplied by Parent for purposes of this representation.

(g)           Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except as disclosed in the Covered Parent SEC Disclosure and except for the purchase by Parent of 1,000 Series A Preferred Units Gadsden for a purchase price of $350,000 in accordance with an Amended and Restated Limited Liability Company Agreement of Roseville that was entered into among Roseville, Gadsden Realty Investments I, LLC, a wholly owned subsidiary of Gadsden, and Parent, each of Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and there has not been: (i) a Parent Material Adverse Effect; (ii) any declaration, setting aside for payment or payment of any dividend or other distribution; (iii) any amendment of any material term of any outstanding security of Parent; (iv) any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Parent or any Parent Subsidiary; or (v) any change in any method or practice of financial accounting by Parent or any consolidated Parent Subsidiary other than any change after the date of this Agreement permitted by Article IV.

(h)           No Undisclosed Material Liabilities. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no Liabilities of Parent or any of the Parent Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected on the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(i)            No Default. Neither Parent nor any of the Parent Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of Parent’s Amended and Restated Articles of Incorporation (the “Parent Charter”) or Parent’s Amended and Restated Bylaws (the “Parent Bylaws”) or the comparable charter or organizational documents, of any Parent Subsidiaries, (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Parent or any of the Parent Subsidiaries is now a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law or Order applicable to or binding upon Parent or any of the Parent Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Parent Material Adverse Effect.

(j)          Compliance with Applicable Laws. Parent and the Parent Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Parent Material Adverse Effect, the businesses of Parent and the Parent Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or, to the Knowledge of Parent, is overtly threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(k)           Litigation. Except as disclosed in the Covered Parent SEC Disclosure or Section 3.2(k) of the Parent Disclosure Letter, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Parent, overtly threatened against or affecting Parent or any Parent Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Parent Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Parent or any Parent Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Stock Transaction, it being acknowledged that there is no representation and warranty under this Section 3.2(k) with respect to the litigations disclosed in the Covered Parent SEC Disclosure.

(l)            Taxes. Except as disclosed in Section 3.2(l) of the Parent Disclosure Letter or as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i)         (A) Parent and each Parent Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed and continue to be (after giving effect to amendments thereto), true, correct and complete; (B) Parent and each Parent Subsidiary has paid (or Parent has paid on behalf of such Parent Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP); (C) as of the date hereof, there are no audits, examinations or other proceedings relating to any Taxes of Parent or any Parent Subsidiary pending or, to the Knowledge of Parent, overtly threatened; (D) all deficiencies asserted or assessments made with respect to Parent or any of the Parent Subsidiaries as a result of any examination by the Internal Revenue Service or any other taxing authority have been paid in full; (E) no requests for waivers of the time to assess any Taxes against Parent or any Parent Subsidiary have been granted and remain in effect; (F) there are no Liens for any material Taxes on any assets of Parent or any Parent Subsidiary other than Liens for Taxes not yet due or payable or which are being contested in good faith through appropriate proceedings; (G) to the Knowledge of Parent, no claim has been made by a taxing authority in a jurisdiction in which income Tax Returns are not filed by or on behalf of Parent or any Parent Subsidiary that Parent or any such Parent Subsidiary is or may be subject to income taxation by that jurisdiction; and (H) all material Taxes required to be withheld in connection with amounts paid or owing to any employee, creditor, shareholder or other third party have been timely withheld and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority.

(ii)        Neither Parent nor any Parent Subsidiary is a party to (A) any Tax allocation or sharing agreement other than any agreement solely between Parent and any Parent Subsidiary or (B) any Tax Protection Agreement.

(iii)       Neither Parent nor any Parent Subsidiary has any liability for Taxes of any Person other than Parent and the Parent Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(iv)       Neither Parent nor any Parent Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(v)        Each Parent Subsidiary that is a partnership, joint venture or limited liability company has since the date it became a Subsidiary been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(vi)       Neither Parent nor any Parent Subsidiary has (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code; (ii) knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to Parent or any Parent Subsidiary, or (iii) an application pending with any taxing authority requesting permission for any change in accounting method.

(vii)      Neither Parent nor any Parent Subsidiary is a foreign person within the meaning of Section 1445 of the Code.

(viii)     Neither Parent nor any Parent Subsidiary has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033, 1502 or 4977 of the Code with respect to Parent or any Parent Subsidiary.

(ix)        There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by Gadsden, Parent or any Parent Subsidiary by reason of Section 280G of the Code.

(x)         Neither Parent nor any of the Parent Subsidiaries (i) owns any real property located in New York State, (ii) is the lessee of any such New York real property, or (iii) owns any interest in real property that may subject any of the parties to a transfer tax as a result of the transactions contemplated by this Agreement.

(xi)        Neither the Parent nor any of the Parent Subsidiaries, owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

(xii)       Neither Parent nor any of the Parent Subsidiaries is a party (other than as an investor) to any industrial development bond.

(xiii)      Neither Parent nor any of the Parent Subsidiaries was a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 of the regulations) and will result in income or loss to Parent or any Parent Subsidiary due to the contemplated transaction.

(xiv)      During the previous two years neither Parent nor any Parent Subsidiary has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

(xv)       Neither Parent nor any of the Parent Subsidiaries is entitled to any (A) net operating loss carryforward, (B) investment tax credit carryforward, (C) research and development tax credit carryforward, (D) foreign tax credit carryforward, or (E) any other tax credit carryforward after the Closing Date which carryover resulted from a taxable period that ended on or before the Closing Date.

(xvi)      All intercompany transactions transacted by Parent or any Parent Subsidiary were conducted on an arm’s length basis and using fair market values.

(xvii)     The information with respect to Parent’s assets and operations that was provided to Gadsden that was requested in connection with the analysis of whether Parent would be able to qualify as a REIT under the Code is true and correct in all material respects.

(m)          Benefit Plans.

(i)          Section 3.2(m) of the Parent Disclosure Letter sets forth a true and complete list of each material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity or equity based plan or award, severance, employment, change of control or fringe benefit plan, program or agreement, other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than Parent or a Parent Subsidiary (collectively, the “Parent Employee Benefit Plans”).

(ii)         (A) Each of the Parent Employee Benefit Plans has been operated and administered in all material respects with applicable Law, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (B) each of the Parent Employee Benefit Plans intended to be “qualified” (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and Parent is not aware of any reason why any such determination letter should be revoked; (C) no Parent Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (D) no Parent Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of Parent or any Parent Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no Controlled Group Liability has been incurred by Parent or any Parent Subsidiary that has not been satisfied in full, and no condition exists that shall result in Parent or any Parent Subsidiary of incurring any such liability that would be material to Parent; (F) all contributions or other amounts payable by Parent or a Parent Subsidiary with respect to each Parent Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (G) neither Parent nor a Parent Subsidiary has engaged in a transaction in connection with which Parent or a Parent Subsidiary reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (H) there are no pending, overtly threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Employee Benefit Plans or any trusts related thereto plan which could reasonably be expected to result in any material liability of Parent or any Parent Subsidiary; (I) since January 1, 2018, neither Parent nor its Subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Parent Employee Benefit Plan; (J) except as indicated in Section 3.2(m) of the Parent Disclosure, no Parent Employee Benefit Plans exists which could result in the payment of material amount of money or any other property or rights, or accelerate or provide any other material rights or benefits, or require the payment of amounts or benefits that would not be deductible under 280G of the Code, to any current or former employee, director or consultant of Parent or any Subsidiary that would not have been required but for the transactions contemplated by this Agreement; and (K) each Parent Employee Benefit Plan may be amended and terminated in accordance with its terms.

(n)          Labor Matters. Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreements with respect to employees of Parent and the Parent Subsidiaries. With respect to employees of Parent and the Parent Subsidiaries, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) none of Parent, any Subsidiary or any ERISA Affiliate has at any time since January 1, 2016, withdrawn in any complete or partial withdrawal from any “multiemployer plan” as defined in Section 3 (37) of ERISA and, if Parent, its Subsidiaries and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither Parent, any Subsidiary nor any ERISA Affiliate would incur a withdrawal liability that would result in a Parent Material Adverse Effect; and (ii) neither Parent nor any Parent Subsidiary is the subject of a proceeding asserting it has committed an unfair labor practice, nor, to the Knowledge of Parent, is any such proceeding overtly threatened, nor is there any strike or other labor dispute by the employees of Parent or any Parent Subsidiary pending or overtly threatened, nor does Parent have Knowledge of any activity involving any employee of Parent or any Parent Subsidiary seeking to certify an a collective bargaining unit or engaging in union organizational activity.

(o)          Environmental Matters.

(i)          Neither Parent nor any Parent Subsidiary is in violation of any applicable Law or Order relating to Environmental Laws, except for any violation that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect; and

(ii)         To the Knowledge of Parent, neither Parent nor the Parent Subsidiaries have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting Parent or any of the Parent Subsidiaries or any of the Parent Properties that have not been remedied or cured, and to the Knowledge of Parent there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iii)        Neither Parent nor any Parent Subsidiary has entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(p)          Properties.

(i)          Section 3.2(p) of the Parent Disclosure Letter sets forth a correct list of all real property owned or leased (as lessee) by Parent or a Parent Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an “Parent Property” and collectively referred to herein as the “Parent Properties”).

(ii)         The Parent or Parent Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, or Encumbrances, except for the following: (A) Encumbrances set forth Section 3.2(p) of the Parent Disclosure Letter or relating to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (B) Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (C) any Material Contracts (only to the extent that the same encumbers or affects title to real property), or leases to third parties for the occupation of portions of the Parent Properties by such third parties in the ordinary course of the business of Parent or any Parent Subsidiary, (D) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (E) Encumbrances disclosed on existing title policies made available to the Gadsden prior to the date hereof, (F) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens imposed by Law and incurred in the ordinary course of business, and (G) any other Encumbrances, limitations or title defects of any kind, if any, that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(iii)        Parent has made available to Gadsden all title insurance policies with respect to the Parent Properties that are set forth on Section 3.2(p) of the Parent Disclosure Letter. To Parent’s Knowledge, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.

(iv)        No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has not been obtained and is not in full force and effect, and neither Parent nor any Parent Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for such notices, failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(v)        Neither Parent nor any Parent Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Parent Properties, or (B) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law, code, ordinance, Order or regulation has been violated for any Parent Property, which in the case of clauses (A) and (B) would, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(vi)        Section 3.2(p) of the Parent Disclosure Letter lists as of the date hereof each ground lease to which Parent or any Parent Subsidiary is party, as lessee or lessor. Each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, and, to the Knowledge of Parent, against the other parties thereto, except as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary, on the one hand, nor, to the Knowledge of Parent, any other party, on the other hand, is in default under any such ground lease which default is reasonably likely to result in a termination of such ground lease. No purchase option has been exercised under any of such ground lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.2(p) of the Parent Disclosure Letter. Parent has made available to Gadsden a correct and complete copy of each such ground lease and all material amendments thereto.

(vii)          Neither Parent nor any Parent Subsidiary is a party to any agreement relating to the management of any of the Parent Properties by a party other than Parent or any wholly-owned Parent Subsidiaries, except as disclosed Section 3.2(p) of the Parent Disclosure Letter.

(viii)         Parent has made available to Gadsden true, correct and complete copies of the leases that Parent and its Subsidiaries, taken as a whole, are party to as a landlord or lessor with respect to each of the applicable Parent Properties including all material amendments, modifications, supplements, renewals, and extensions thereto, in each case as in effect on the date hereof (the “Parent Leases”). Neither Parent nor any of the Parent Subsidiaries, nor to the Knowledge of Parent, any tenant, has received written notification that they are in default under any Parent Lease, except for defaults that would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(q)           Insurance. Parent or its Subsidiaries maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks which in its good faith judgment are reasonable for the business of Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by Parent or any Parent Subsidiary pending under any such policies which (i) has been denied or disputed by the insurer and (ii) would constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(r)            Brokers. No broker, investment banker or other Person is entitled to any brokers’, finders’ or other similar finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, any Parent Subsidiary or any Affiliate thereof.

(s)           Material Contracts.

(i)              All of the Material Contracts of Parent as in effect as of the date hereof are listed in Section 3.2(s) of the Parent Disclosure Letter or in the exhibit index set forth in a Covered Parent SEC Disclosure. Parent has, prior to the date hereof, made available to Gadsden true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to Parent and the Parent Subsidiaries, and to the Knowledge of Parent, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Parent Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.

(ii)             Except as set forth in Section 3.2(s) of the Parent Disclosure Letter, (A) neither Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Parent, as of the date hereof, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Material Contract, except, in either the case of clause (A) or (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(iii)            Section 3.2(s) of the Parent Disclosure Letter lists all agreements (other than agreements with respect to leases or subleases which contain options to purchase) entered into by Parent or any Parent Subsidiary as of the date hereof providing for the sale of, or option to sell, any Parent Properties or any material interest therein or the purchase of, or option to purchase, by Parent or any Parent Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate or material interest therein not yet consummated as of the date hereof.

(t)            Inapplicability of Takeover Statutes. Parent has taken all appropriate and necessary actions to exempt the Stock Transaction, this Agreement and the other transactions contemplated thereby from the restrictions of any applicable provision of a Takeover Statute. No other “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws apply to the Stock Transaction, this Agreement or the other transactions contemplated hereby.

(u)           Investment Company Act of 1940. None of Parent or any Parent Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(v)           Solvency. Immediately prior to the Closing Time, assuming that the additional investment in Parent by a private fund under its current agreement with such private fund is made, the fair value of the assets of the Parent (determined on a consolidated basis), will exceed the debts and Liabilities as determined in accordance with GAAP, of Parent, on a consolidated basis.

ARTICLE IV.	COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE STOCK TRANSACTION

Section 4.1            General Provisions.

During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing Time, each of (x) Gadsden on the one hand, and (y) Parent on the other, shall, and shall cause each of their respective Subsidiaries to except as otherwise expressly contemplated by this Agreement or to the extent consented to by the Parties in writing: (i) carry on its businesses in the usual, regular and ordinary course substantially consistent with past practice and (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to maintain and preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, to keep available the services of their present officers and employees. Notwithstanding the foregoing, each of the Parties may, directly or indirectly, engage in any Carve Out Activity.

Section 4.2            Specified Actions Not Permitted.

(a)           Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing Time, except as required by applicable law, as otherwise expressly provided or permitted by this Agreement, as set forth in Section 4.2 of the Gadsden Disclosure Letter or the Parent Disclosure Letter, as applicable, or a transaction that is a Carve Out Activity, and except to the extent consented to by the Parties in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Parties shall not and shall not authorize or commit or agree to, and shall cause their respective Subsidiaries not to (and not to authorize or commit or agree to):

(i)            Distributions:

(A)             declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of shares, stock or the partnership interests, shares, stock or other equity interests in any Subsidiary that is not directly or indirectly wholly owned by such Person, other than, in the case of Gadsden, distributions that are required under the Articles Supplementary, as in effect on the date of this Agreement, for the Gadsden Series A Preferred Shares or the Gadsden Series C Preferred Shares and, in the case of Parent and in the case of Gadsden, the accrual (but not the cash payment) of dividends as contemplated by the certificate of designations for its outstanding series of preferred stock,

(B)              split, combine or reclassify any shares, stock, partnership interests or other equity interest or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests, or

(C)              purchase, redeem or otherwise acquire any capital stock, other equity interests or securities of such Person or the partnership interests, stock, other equity interests or securities of any of its Subsidiaries or any options, warrants or rights to acquire, or security convertible into, Gadsden Common Shares, stock, other equity interest or securities of such Person or the partnership interests, stock or other equity interests in any of its Subsidiaries, except in each case to recover any such securities that have been used as a deposit;

(ii)            Reclassifications:

(A)             classify or re-classify any unissued shares of stock, units, interests, any other voting or redeemable securities or stock-based performance units of such Person or any of its Subsidiaries,

(B)              other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant any shares of stock, units, interests, any other voting or redeemable securities or stock-based performance units of such Person,

(C)             other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any shares of stock, units, interests, any other voting or redeemable securities, or stock-based performance units of such Person or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities,

(D)             amend or waive any option to acquire any shares of the capital stock or securities of such Person (except, with respect to clauses (A), (B) and (C), (1) as required under the OPCO Agreement as presently in effect, in the case of Gadsden, or (2) in connection with the exercise of Gadsden Awards or vesting or settlement of any Gadsden Awards or awards of Parent Common Stock, or

(E)              amend the Gadsden Charter or the Gadsden Bylaws or the Parent Charter or the Parent Bylaws, or any other comparable charter or organizational documents of any Subsidiary of such Person;

(iii)          Sale or Dispositions:

(A)             merge, consolidate or enter into any other business combination transaction with any Person,

(B)             acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity other than to acquire a property investment consistent with the investment strategy of such Person,

(C)             purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof, or

(D)             make, undertake or enter into any new commitments obligating such Person, or any Subsidiary of such Person, to make, capital expenditures; provided however, any such Person may make, capital expenditures pursuant to the terms of contracts which have been executed prior to the date hereof and in connection with amounts payable in respect of existing or future (1) tenant improvements, (2) lease commissions, (3) obligations under leases, (4) maintenance, repairs and amounts required as a result of extraordinary events or emergencies (collectively, the “Permitted Expenditures”), and (5) in the case of Gadsden, up to 110% of the total amounts set forth as capital expenditures or development costs in the capital expenditure and development plan described in Section 4.2 of the Gadsden Disclosure Letter (the “Capital Budget”);

(iv)            incur indebtedness (secured or unsecured), except for draws under its existing line(s) of credit for purposes of:

(A)             funding expenditures pursuant to the Capital Budget and Permitted Expenditures,

(B)             funding other transactions permitted by this Article IV,

(C)             working capital purposes in the ordinary course (including to the extent necessary to pay dividends permitted pursuant to Section 4.2, for purposes of making payments to holders of any indebtedness and to pay any transaction expenses incurred in connection with the Stock Transaction or the transactions contemplated by this Agreement),

(D)            sell, mortgage, subject to Lien, (or, in the case of an involuntary Lien, fail to take commercially reasonable action within forty-five (45) days of the notice of creation thereof to attempt to have such Lien removed), lease (other than leases (other than ground leases) as landlord or sublessor in the ordinary course of business) or otherwise dispose of any of the Gadsden Properties, including by the disposition or issuance of equity securities in an entity that owns a Gadsden Property or a Parent Property (as the case may be), except in each case: (A) made in the ordinary course of business, or (B) pursuant to a binding sales contract in existence on the date of this Agreement and set forth in Section 4.2 of the Gadsden Disclosure Letter or Section 4.2 of the Parent Disclosure Letter,

(E)             assume or guarantee the indebtedness of another Person other than a wholly owned Subsidiary of such Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than a wholly owned Subsidiary of such Person, or enter into any arrangement having the economic effect of any of the foregoing,

(F)             prepay, refinance or amend any existing indebtedness other than refinancings of existing indebtedness at maturity on customary commercial terms,

(G)            make any loans, advances, capital contributions or investments in any other Person (other than wholly-owned Subsidiaries),

(H)            other than in connection with the incurrence of indebtedness permitted hereunder, pledge or otherwise encumber shares of capital stock or securities in such Person or any Subsidiary of such Person,

(I)              modify, amend or change any existing Tax Protection Agreement in a manner that would adversely affect such Person or any Subsidiary of such Person, or enter into any new Tax Protection Agreement, or

(J)              except as required by Law or in the ordinary course of business, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, or file any amended Tax Return (in each case, except in the case of Gadsden to the extent necessary or appropriate to elect to be taxed as a REIT or to preserve the status of any Gadsden Subsidiary as a partnership, “qualified REIT subsidiary” or “taxable REIT subsidiary” for U.S. federal income Tax purposes), if such action would have an adverse effect on Parent or Gadsden that is material;

(v)           Books and records; other actions:

(A)             fail to maintain its books and records in all material respects in accordance with GAAP consistently applied,

(B)             change any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP,

(C)             settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, other than settlements or compromises (1) relating to real property Taxes or sales Taxes in an amount not to exceed $50,000, individually or in the aggregate, or (2) that do not result in a Tax liability of such Person or any Subsidiary of such Person that materially exceeds the amount reserved, in accordance with GAAP, with respect to such claim, action, or other proceeding, or

(D)             revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, such Person shall promptly inform the other Parties of such changes);

(vi)           Settle or compromise any material litigation, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $50,000, which provide for a complete release of such Person and each applicable Subsidiary of such Person of all claims and which do not provide for any admission of liability by such Person or any Subsidiary of such Person;

(vii)         Except as required by any employee benefit plan of such Person:

(A)            other than in connection with renewals of broad-based plans on substantially equivalent terms and other changes in broad-based plans that do not increase the cost thereof in any material respect, amend, modify, alter or terminate any existing employee benefit plan or adopt any new employee benefit plan, incentive plan, severance plan or agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be an employee benefit plan of such Person if it had been in existence on the date hereof,

(B)             grant any new Gadsden Awards or awards of Parent Common Stock, as the case may be,

(C)             materially increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant,

(D)             other than in connection with the severance policy described in Section 4.2 of the Gadsden Disclosure Letter or Section 4.2 of the Parent Disclosure Letter, grant or pay any severance or termination pay to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of Gadsden or any Gadsden Subsidiary, or Parent or any Parent Subsidiary, as applicable,

(E)              increase the number of its full-time permanent employees, or

(F)              establish, pay, agree to grant or increase any stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

(viii)        Certain other Material Actions:

(A)             Other than in the ordinary course of business, amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any material term of any Material Contract described in clause (iii), (iv) or (v) of the definition thereof or clause (ii) of the definition thereof, or enter into a new contract, agreement or arrangement that has a term of over 12 months or that, if entered into prior to the date of this Agreement, would have been a Material Contract described in clause (iii), (iv or (v) of the definition thereof or clause (ii) of the definition thereof,

(B)             fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of such Person or any Subsidiary of such Person (in each case after giving effect to any applicable waivers),

(C)             fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Entities and other authorities, subject to extensions permitted by Law,

(D)             except as provided in Section 5.6, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Person or any Subsidiary of such Person, or

(E)              except in connection with a right being exercised by a tenant under an existing lease (and in accordance with the terms and conditions thereof), enter into any new lease for in excess of 5,000 square feet of net rentable area at a Gadsden Property, or Parent Property, as the case may be, other than in accordance with the ordinary course of business; or

(ix)           Agree in writing or otherwise to take any action inconsistent with any of the foregoing.

ARTICLE V. ADDITIONAL COVENANTS

Section 5.1           Preparation of Transaction 8K; Gadsden Shareholder Meeting.

(a)            Prompt Filing. As promptly as reasonably practicable following the date of this Agreement, but not later than four (4) Business Days after the date of this Agreement, Parent shall prepare and file with the SEC the Transaction 8K, which will be substantially in the form previously provided to Gadsden and comply with the Exchange Act in all material respects.

(b)            Call of Shareholder Meetings. Subject to Section 5.6(a), Gadsden will, as soon as practicable, but in no event more than five (5) Business Days, following the date of this agreement, duly call, give notice of, and as soon as practicable convene and hold the Gadsden Stockholder Meeting, for the purposes of obtaining the Gadsden Stockholder Approval. Gadsden will, through the Gadsden Board of Directors, recommend to Gadsden stockholders approval of the Stock Transaction and the other transactions contemplated hereby (the “Recommendation”).

(c)            Adjournment of Stockholder Meetings. If on the date of the Gadsden Stockholder Meeting, Gadsden has not received proxies representing a sufficient number voting securities to approve the Stock Transaction, Gadsden shall adjourn its stockholder meeting until such date as shall be determined in good faith by Gadsden, which date shall not be less than 5 days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its commercially reasonable efforts, together with its proxy solicitor (if any), to assist in the solicitation of proxies from stockholders relating to such party’s stockholder approval at their stockholder meeting. A party shall only be required to adjourn or postpone the its stockholder meeting one time pursuant to this Section 5.1(c).

(d)            Information Provided by Gadsden. Gadsden will promptly provide to Parent information that is required to be included in the Transaction 8K with respect to Gadsden and its Subsidiaries and supplement such information as required. Such information shall be subject to the representation and warranty of Gadsden under Section 3.1(u).

Section 5.2            Access to Information; Confidentiality and Confidentiality Agreement.

(a)            Maintenance of Information. Each party hereto and its respective Subsidiaries shall afford to the other party and such other party’s officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates, reasonable access during normal business hours and upon reasonable advance notice to all of its properties, offices, books, contracts, commitments, personnel and records, and, during such period, shall furnish reasonably promptly to such other party: (i) information responsive to any information request by a party (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws; and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, no Person shall be required by this Section 5.2 to provide any other party or such party’s representatives with any information that such party reasonably believes it may not provide to any other party by reason of applicable Law which constitutes information protected by attorney/client privilege, or which such party is required to keep confidential by reason of contract, agreement or understanding with third parties. Such other party shall, in the exercise of the rights described in this Section 5.2(a), not unduly interfere with the operation of the businesses of the party providing the access and information.

(b)            Continuation of Confidentiality Agreement. Each of the Parent and Gadsden will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the letter agreement between Parent and Gadsden dated as of July 28, 2018 (as may be amended, the “Confidentiality Agreement”).

Section 5.3            Reasonable Efforts.

(a)            Mutual Obligation. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Gadsden agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Stock Transaction and the other transactions contemplated by this Agreement, including

(i)               the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and other third parties and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver, consent or exemption from any Governmental Entity,

(ii)              the obtaining of all necessary, proper or advisable consents, approvals, waivers or exemptions from non-governmental third parties,

(iii)             the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement, and

(iv)             the obtaining of customary tenant estoppels with respect to the Gadsden Leases, the Parent Leases, or other reasonable requests for estoppels, provided, that the failure to obtain any such estoppels shall not be considered to be a breach of this Agreement.

(b)            Notice of Certain Events. Gadsden shall give prompt notice to Parent and Parent shall give prompt notice to Gadsden, if:

(i)                any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect such that the applicable closing conditions are incapable of being satisfied by the Termination Date, or

(ii)               it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the applicable closing conditions are incapable of being satisfied by the Termination Date; provided, that no such notification shall affect the representations, warranty, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.4            Transfer Taxes.

Gadsden shall prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement other than any such Taxes that are solely the responsibility of the holders of any class or series of capital stock of Gadsden under applicable Law (together, with any related interest, penalties or additions to Tax, “Transfer and Gains Taxes”). Gadsden shall pay or cause to be paid all such Transfer and Gains Taxes (other than any such Taxes that are solely the responsibility of the holders of any class or series of capital stock of Gadsden under applicable Law), without any deduction or withholding from the Parent Securities.

Section 5.5           Solicitation of Transactions.

(a)           Competing Transaction.

(i)                Except as may be agreed by Parent and Gadsden in a supplement to this Agreement and subject to Section 5.6, during the Exclusivity Period, no party nor any Subsidiary of a party shall, nor shall it authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of a party or any other Subsidiary of a party to (x) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or offer or other action, including any proposal or offer to its stockholders that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (y) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding, or furnish in furtherance of such inquiries or to obtain a Competing Transaction, or (z) otherwise enter into or effectuate a Competing Transaction. Each party shall take, and shall cause each Subsidiary of such party to take, all actions reasonably necessary to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction; provided, that nothing in this sentence shall preclude Parent or Gadsden, as the case may be, or any Subsidiary of such Person or their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates from complying with the provisions of Section 5.5(a)(ii). Each party and each Subsidiary of such party shall be responsible for any failure on the part of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to comply with this Section 5.5(a). Each party acknowledges that, effective as of the date of this Agreement, the other party waives all standstill or similar provisions of any agreement, letter or understanding for the benefit of it or any of its Subsidiaries that would in any way prohibit any Person from making or otherwise facilitate the making of a proposal with respect to a Competing Transaction. Each party represents and warrants that neither it nor any of its Affiliates is currently engaged in any Competing Transaction.

(ii)              Each party shall request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) such party or any Subsidiary of such party, or any material position of their assets, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of such party or its applicable Subsidiary.

(b)           Notice of a Competing Transaction. Each party shall notify the other party of, promptly following receipt, all relevant details relating to any proposal (including the identity of the parties and all material terms thereof) which any such party, or any of its Subsidiaries, or any officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other representative or Affiliate of such party, may receive after the date of this Agreement relating to a Competing Transaction and shall keep such other party reasonably informed on a prompt basis as to the status of and any material developments regarding any such proposal.

(c)           Definition of Competing Transaction. For purposes of this Agreement, a “Competing Transaction” means any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving the applicable party or its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the cost basis of the assets (including by means of an issuance, sale or other disposition of voting securities) of the applicable party or its Subsidiaries, taken as a whole, or of 20% or more of any class of voting securities of the applicable party or its Subsidiaries (as a whole), in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 20% or more of any class of voting securities of the applicable party or its Subsidiaries (as a whole).

(d)           Definition of Superior Competing Transaction. For purposes of this Agreement, a “Superior Competing Transaction” means a bona fide unsolicited written proposal for a Competing Transaction made by a third party that the board of directors of Parent or Gadsden, as applicable, determines (after taking into account any amendments to this Agreement entered into or which such Person (or any of its Subsidiaries) irrevocably covenants to enter into and for which all internal approvals of such Person have been obtained prior to the date of such determination), in good faith and after consultation with its financial and legal advisors, is: (i) on terms that are more favorable, taking into account financial terms, the conditions to the consummation thereof and the likelihood of the Competing Transaction proposal being consummated, to such Person and its stockholders than the Stock Transaction and the other transactions contemplated by this Agreement; and (ii) is expected to provide economic consideration to such Person that is at least 20% more than economic consideration that is expected to be provided to such Person by the consummation of the Stock Transaction.

Section 5.6           Board Actions.

(a)           Consideration of a Superior Offer. Notwithstanding Section 5.5 or any other provision of this Agreement to the contrary, following the receipt by Parent or Gadsden (or Subsidiary of such Person), as the case may be, of a proposal from a third party for a Competing Transaction (which was not solicited, encouraged or facilitated in violation of Section 5.5), if the board of directors of such Person determines in good faith following consultation with its legal and financial advisors that such proposal for a Competing Transaction is or is reasonably likely to lead to a Superior Competing Transaction, such Persons board of directors may (directly or through officers or advisors):

(i)               furnish nonpublic information with respect to such Person (or its Subsidiaries) to the Person that made such proposal (provided that such Person shall furnish such information pursuant to a confidentiality agreement unless the third party is already a party thereto),

(ii)              disclose to such Person’s stockholders any information required to be disclosed under applicable Law,

(iii)             participate in discussions and negotiations regarding such proposal, and

(iv)            following receipt of a proposal for a Competing Transaction that constitutes a Superior Competing Transaction, (A) withdraw or modify in a manner adverse to the other party, the resolutions of the board of directors of Parent that approve the Stock Transaction, or, in the case of Gadsden, the Recommendation, or recommend that the Parent stockholders or Gadsden stockholders, as the case may be, to approve such Superior Competing Transaction, (B) terminate this Agreement pursuant to and subject to compliance with, Section 7.1(g) and (C) take any action that any court of competent jurisdiction orders such party to take.

(v)             Nothing in this Section 5.6 or elsewhere in this Agreement shall prevent the board of directors of a party from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (assuming that such party is subject to such Rules under the Exchange Act) with respect to a Competing Transaction or from issuing a stop, look and listen announcement or otherwise making any required disclosure to its stockholders if, in the good faith judgment of the board of directors of such party, after consultation with outside legal counsel, failure to do so would be inconsistent with its obligations under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither such party or such party’s board of directors shall be permitted to recommend a Competing Transaction which is not a Superior Competing Transaction.

(b)           Notice of a Superior Offer. A party’s board of directors shall not take any of the actions referred to in Section 5.6(a)(iv):

(i)              until at least three (3) Business Days after giving notice to the other party that the Competing Transaction constitutes a Superior Competing Transaction (a “Superior Notice”) accompanied by a copy of the form of definitive agreement (if any) that is proposed to be entered into in respect of the Competing Transaction, and

(ii)             unless such party’s board of directors shall have concluded following the end of such three (3) Business Day period that, taking into account any amendment to this Agreement entered into or that the other party irrevocably covenants to enter into and for which all internal approvals of such other party have been obtained since receipt of such notice, in each case, prior to the end of such three Business Day period, such Superior Competing Transaction remains a Superior Competing Transaction.

Section 5.7            Public Announcements.

Gadsden and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement or filing without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement or filing as may be required by Law if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released, filed or furnished pursuant to such Law.

Section 5.8            Employee Arrangements.

As of the Closing Date, Parent shall employ all of the employees of Gadsden on the substantially the same terms and conditions, other than the grant of equity incentive, which programs shall remain an obligation of Gadsden.

Section 5.9            Indemnification; Directors’ and Officers’ Insurance.

(a)           Indemnified Parties. In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Time, a director or officer, general partner or member of a party or any Subsidiary of any party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, general partner or member of a party or any Subsidiary of any party, or is or was serving at the request of a party or any Subsidiary of any party in any such capacity of another corporation, partnership, joint venture, trust or other enterprise, in each case, at or prior to the Closing Time; or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, from and after the Closing Time, Parent (“Indemnitor”), shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each Indemnified Party against any losses, claims, damages, Liabilities, costs, expenses (including reasonable attorneys’ and other professional fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted before or after the Closing Time), the Indemnitor, shall promptly (but in any event within ten (10) calendar days of written request) advance expenses pending the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent not prohibited by applicable Law.

(b)           Irrevocable Benefit. This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and Gadsden. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9.

(c)           Continuation of Benefits. In the event that Parent (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 5.9.

Section 5.10        Final Adjustment to Parent Shares issuable in Stock Transaction.

(a)           The number of shares of Parent Common Stock being issued to Gadsden at the Closing is based upon an estimated Deemed NAV of Gadsden equal to $211,573,001 (the “Contract NAV”), which is based on the sum of Gadsden’s (i) acquired assets as of the date of this Agreement (“Acquired Assets”) and (ii) the proposed real estate investments of Gadsden that have not closed as of the date of this Agreement (such investments being the “Scheduled Investments” and, together with the Acquired Assets, the “Gadsden Assets”). On or before April 15, 2021, the Board of Directors of Parent shall recalculate the Deemed NAV of Gadsden (the “Final Gadsden NAV”) using the Fair Value (as defined below) of each of the Gadsden Assets that have been acquired by Gadsden or Parent on or prior to May 15, 2019 as at December 31, 2019 or December 31, 2020 with the year of determination being at the option of Gadsden. The final Deemed NAV of Parent (the “Final Parent FV”) for the purposes of this Agreement shall be equal to $7,500,000. The amount equal to the Final Gadsden NAV and the Final Parent FV is referred to as the “Final Combined Value”. The purpose of this Section 5.10 is to allocate the Final Combined Value between Gadsden and Parent, which shall be as follows:

(i)                The Final Combined Value allocated to Gadsden shall be equal to (A) Final Gadsden NAV divided by (B) the Final Combined Value (the “Final Ratio of Gadsden”); and

(ii)               The Final Combined Value allocated to Parent shall be equal to 1 minus the Final Ratio of Gadsden.

(b)           Promptly, and in any event within fifteen (15) days, following the filing by Parent of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 or December 31, 2020 (with the election of which year to utilize being at Gadsden’s discretion), Parent shall provide its calculation to the Parent Post Transaction Committee, who shall review such calculation and either confirm its agreement with such calculation or object to such calculation providing the reasons for such objection within ten (10) days of its receipt of such calculation.

(c)           If the Board of Directors of Parent and the Parent Post Transaction Committee cannot agree within such ten (10) day period, then they shall follow the dispute resolution procedures outlined in Article VIII for finally determining a Loss Estimate.

(d)           If the Final Gadsden NAV is less than the Contract NAV of Gadsden, then the difference (“NAV Shortfall Amount”) shall be resolved for the benefit of the Loss Stakeholders as follows:

(i)               First, a number of shares of Parent Common Stock that are held in the Gadsden Specified Account equal to 3.771023733 shares of Parent Common Stock for each $1.00 of the NAV Shortfall Amount shall be transferred and assigned by Gadsden to Parent and shall be cancelled by Parent; and

(ii)              Second, if the value of the number of shares of the Parent Common Stock transferred and assigned under Section 5.10(d)(i) (at 3.771023733 per $1.00) is less than the NAV Shortfall Amount (such excess value being the “NAV Excess Shortfall Amount”), then Parent shall issue a number of shares of Parent Common Stock to the Loss Stakeholders equal to 3.771023733 for each $1.00 of the NAV Excess Shortfall Amount; provided, however, that if the Final Gadsden NAV is less than $80 million then solely for the NAV Excess Shortfall Amount that is below $80 million, instead of using a multiplier of 3.771023733 for each $1.00 of the NAV Excess Shortfall Amount a multiplier of 2.860407207 for each $1.00 of NAV Excess Shortfall Amount below $80 million shall apply.

(iii)          In the event that Parent issues shares of Parent Common Stock in accordance with Section 5.10(d)(ii), then to the extent necessary to comply with the Securities Act, Parent will register such shares of Parent Common Stock prior to distributing such shares to the Loss Stakeholders. Parent shall use its best efforts to file any such required registration statement within forty-five (45) days of determining the Final Gadsden NAV and shall use its best efforts to cause such registration statement to be declared effective within 150 days of determining the Final Gadsden NAV.

(e)            For the purposes of this agreement, “Deemed NAV” shall mean the aggregate Fair Value of each of the real estate assets of a Person; provided, however, that

(i)            in the case of Parent, “Deemed NAV” shall mean $7,500,000 regardless of any adjustment that may be provided for in Section 5.10 or in any other provision of this Agreement; and

(ii)           in the case of determining the “Deemed NAV” of each real estate asset of Gadsden as of the Closing Date for the purposes of this Section 5.10, the real estate portfolio:

(A)          shall be computed on a per Gadsden Asset basis;

(B)          shall include all of the Gadsden Assets that have been acquired prior to May 20, 2019 whether or not such assets are subsequently sold, transferred, assigned or otherwise disposed of;

(C)          shall not include any liabilities or obligations payable to Parent or any of its Affiliates;

(D)          shall be the estimated Fair Value of each Gadsden Asset as of the date of this Agreement determined by Gadsden in good faith based upon what it expects the Fair Value of the Gadsden Asset to ultimately be; and

(E)          shall assume that Gadsden owns 100% of Gadsden Roseville LLC without any reduction for the Series A Preferred limited liability company interests that were issued by such company.

(f)          The “Fair Value” of any Gadsden Asset shall be equal to the aggregate amount of the following for each of the Gadsden Assets that have been acquired by Gadsden or Parent on or prior to May 20, 2019: (i) the value of the real estate asset less (ii) the liabilities of Gadsden that are secured by such real estate portfolio, including, without limitation, tax liabilities and other liabilities such as those in favor of mechanics that are entitled to a security interest on a property by operation of law. The value of each real estate asset shall be determined as follows: (i) in accordance with GAAP and shall be derived from Parent’s annual report on Form 10-K for either of the fiscal years ended December 31, 2019 or December 31, 2020 with Gadsden having the option to choose which such fiscal year to utilize, (ii) as of the date of an appraisal from a licensed appraiser with knowledge of the applicable market that need not be a national firm and that is mutually consented to by Parent and Parent Post Transaction Committee, which consent shall not be unreasonably withheld, conditioned or delayed, or (iii) if the Gadsden Asset is sold or otherwise disposed of in consideration for cash, the gross cash proceeds from the sale minus any indebtedness or other liabilities relating to the Gadsden Asset being sold or otherwise disposed of that were not assumed by the purchaser and that remain indebtedness or other liabilities of the Parent following the sale or other disposition. In determining “Fair Value” the items described in (A), (B), (C) and (E) of the definition of Deemed NAV shall also apply.

Section 5.11           Parent Board as of the Closing Date.

Parent shall take such actions as is necessary, which may include accepting the resignations of directors or removing directors without cause and filling the vacancies on the board of directors of Parent so that as of the Closing Time, the Parent Board shall consist of (i) the current members of the Board of Directors of Gadsden and (ii) Dolev Rafaeli and Dennis M. McGrath.

Section 5.12           Gadsden Board as of the Closing Date.

Gadsden shall take such actions as is necessary, which may include accepting the resignations of directors or removing directors without cause and filling the vacancies on the board of directors of Gadsden so that as of the Closing Time, the Gadsden Board shall consist of the same members as the Parent Board described in Section 5.11.

Section 5.13           Amendment to the Parent Charter.

Promptly after the date of this Agreement, Parent will cause the Parent Charter to be amended or file a certificate of designation to authorize the Parent Series A Stock, the Parent Series B Stock and the Parent Series C Stock to be issued at the Closing and such additional shares as may be agreed by Parent and Gadsden.

Section 5.14           Payment of Accrued Parent Board Fees and Designation of Stock Transaction as Change of Control for Employment Agreement.

(a)          Gadsden acknowledges that Parent owes its board of directors accrued board fees in the approximate amount of $500,000 as of December 31, 2018. Gadsden agrees that Parent shall pay to its board of directors (including those directors who are resigning at the Closing) one-half of all accrued board fees and that Parent shall pay the balance of such accrued board fees in equal monthly installments over a six-month period following the Closing. The members of the board of directors who are owed such accrued board fees are intended third party beneficiaries of this Section 5.14(a).

(b)          Gadsden acknowledges that for purposes of that certain Employment Agreement, dated June 20, 2019, between Parent and Michael R. Stewart (the “Employment Agreement”) that the Stock Transaction constitutes a Change of Control (as defined in the Employment Agreement) and, as a result, Mr. Stewart will be entitled to (and shall) terminate the Employment Agreement for Good Reason (as defined in the Employment Agreement) and Mr. Stewart shall be entitled to receive (and Parent shall pay to Mr. Stewart) at the Closing those amounts as are required to be paid by Parent to Mr. Stewart upon a termination of the Employment Agreement for Good Reason. Mr. Stewart is an intended third party beneficiary of this Section 5.14(b).

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1             Conditions to Each Party’s Obligation to Effect the Stock Transaction.

The respective obligations of Gadsden, and Parent to affect the Stock Transaction and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Stockholder Approval. The Gadsden Stockholder Approval of the Stock Transaction and shall have been obtained.

(b)          No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Transaction or any of the other transactions or agreements contemplated by this Agreement shall be in effect.

(c)          Admission for Trading of Parent Common Stock. The Parent shall have filed a Company-Related Action Notification Form with the Financial Industry Regulatory Authority Operations at least ten (10) days prior to the Closing Time and otherwise complied with the notice requirements of Rule 6490 of the Financial Industry Regulatory Authority.

Section 6.2             Conditions to Obligations of Parent.

The obligations of the Parent to affect the Stock Transaction and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Parent:

(a)          Representations and Warranties. The representations and warranties of Gadsden shall be true and correct (without regard to any materiality or Gadsden Material Adverse Effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Gadsden Material Adverse Effect, in each case as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b)          Performance of Covenants and Agreements of Gadsden. Gadsden shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Time.

(c)          Material Adverse Change. Since the date of the Gadsden Balance Sheet, except as set forth in (i) any Covered Gadsden Disclosure or (ii) in any section of the Gadsden Disclosure Letter, there has not been a Gadsden Material Adverse Effect.

(d)          Certificate. Parent shall have received a certificate signed on behalf of Gadsden by an executive officer of Gadsden to the effect specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(e)          Legal Opinion. Parent shall have received a legal opinion of counsel to Gadsden with respect to such matters are as customary for such transactions.

(f)          Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Stock Transaction shall have been obtained from and made with all Governmental Entities and all consents for all material agreements, contracts, licenses, leases or other instruments (as listed on the Gadsden Disclosure Letter) to which Gadsden is a party or is bound which is required as a result of the transactions contemplated by this Agreement or the Stock Transaction shall have been obtained.

Section 6.3             Conditions to Obligations of Gadsden.

The obligations of Gadsden to affect the Stock Transaction and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Gadsden:

(a)          Representations and Warranties. The representations and warranties of Parent shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect, in each case as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b)          Performance of Covenants and Agreements of Parent. Parent shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Time.

(c)          Material Adverse Change. Since the date of the Parent Balance Sheet, except as set forth in (i) any Covered Parent SEC Disclosure or (ii) in any section of the Parent Disclosure Letter, there has not been a Parent Material Adverse Effect.

(d)          Certificate. Gadsden shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(e)          Legal Opinion. Gadsden shall have received a legal opinion of counsel to Parent with respect to such matters are as customary for such transactions.

(f)          Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Stock Transaction shall have been obtained from and made with all Governmental Entities and all consents for all material agreements, contracts, licenses, leases or other instruments (as listed on the Parent Disclosure Letter) to which Parent is a party or is bound which is required as a result of the transactions contemplated by this Agreement or the Stock Transaction shall have been obtained.

(g)          Unrestricted Cash. Parent shall have, on a consolidated basis, not less than $800,000 of unrestricted cash minus the amounts payable at the Closing pursuant to Section 5.14 of this Agreement.

(h)          Resignation Letters. Parent shall have received from each member of the Parent Board of Directors, other than the directors that are to be a member of the Parent Board of Directors after the Closing Time in accordance with Section 5.11, a letter resigning from such position.

ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination.

This Agreement may be terminated at any time prior to the Closing Time:

(a)          Mutual Consent. By mutual written consent of Gadsden and Parent duly authorized by their respective boards of directors.

(b)          Termination Date. By either Gadsden or Parent if the Stock Transaction shall not have occurred on or prior to March 31, 2019 (the “Termination Date”); provided, that a party that has materially failed to comply with any obligation of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(b).

(c)          Gadsden. By Gadsden, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if there shall have been a Parent Material Adverse Effect.

(d)          Parent. By Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Gadsden set forth in this Agreement, or if there shall have been a Gadsden Material Adverse Effect.

(e)          Order. By either Gadsden or Parent, if any Order by any Governmental Entity of competent authority preventing the consummation of the Stock Transaction shall have become final and nonappealable.

(f)          Stockholder Consent. By either Gadsden or Parent if upon a vote at the Gadsden Stockholder Meeting (after giving effect to any adjournment contemplated by Section 5.1(c)), the Gadsden Stockholder Approval shall not have been obtained, as contemplated by Section 5.1;

(g)         Superior Offer.

(i)          By Parent, if, in accordance with Section 5.6(b), at least three (3) Business Days prior to such termination, Parent has delivered a Superior Notice; provided, that for the termination to be effective Parent shall have paid the Break-Up Fee in accordance with this Agreement; or

(ii)          By Gadsden, prior to the Gadsden Stockholder Approval, if, in accordance with Section 5.6(b), at least three (3) Business Days prior to such termination, Gadsden has delivered a Superior Notice; provided, that for the termination to be effective Gadsden shall have paid the Break-Up Fee in accordance with this Agreement, if such fee is then payable.

(h)           Modification of Terms.

(i)          By Gadsden if the Parent Board of Directors shall have withdrawn, qualified or modified in a manner adverse to Gadsden, or shall recommend that the stockholders of Parent approve or accept a Competing Transaction, or if Parent shall have delivered a Superior Notice or shall have publicly announced a decision to take any such action (it being agreed that none of the actions permitted by Section 5.6(a)(i), (ii) or (iii), or the public disclosure of any activities in connection therewith shall give rise to a right of termination hereunder), or

(ii)          By Parent if

(A)          the Gadsden Board of Directors shall have withdrawn, qualified or modified in a manner adverse to Parent, or shall have failed to make when required, the Recommendation or shall recommend that the stockholders of Gadsden approve or accept a Competing Transaction, or if Gadsden shall have delivered a Superior Notice or shall have publicly announced a decision to take any such action (it being agreed that none of the actions permitted by Section 5.6(a)(i), (ii) or (iii), or the public disclosure of any activities in connection therewith shall give rise to a right of termination hereunder), or

(B)          Gadsden shall have knowingly and materially breached its obligation under Section 5.1(a) or Section 5.1(b) to call or hold the Gadsden Stockholder Meeting.

(i)          Termination Notice. A terminating party shall provide written notice of termination to the other parties specifying with particularity the basis for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any such termination. Notwithstanding the foregoing, neither party shall be entitled to receive more than one Break-Up Fee and neither party shall be entitled to claim this Agreement was terminated pursuant to more than one provision of this Section 7.1 in determining the amount of payments it is entitled to under Section 7.2.

Section 7.2             Break-Up Fees and Expenses.

(a)          Each Party Bears Its Own Expenses. Except as otherwise agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Stock Transaction and the other transactions contemplated hereby and by this Agreement shall be paid by the party incurring such cost or expense.

(b)          Break Up Fee by Parent. Parent agrees that if this Agreement shall be terminated pursuant to Section 7.1(g)(i), Section 7.1(h)(i) or Section 7.1(c) (but only if the termination under Section 7.1(c) is the result of an uncured breach by Parent of Section 6.3(g) (Unrestricted Cash)) then Parent will pay to Gadsden, or as directed by Gadsden, an amount equal to the Break-Up Fee; provided, that, in either case, the applicable amount shall be paid promptly, but in no event later than five (5) Business Days after such termination. Parent also agrees that if this Agreement is terminated pursuant to Section 7.1(f) and (i) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any bona fide written proposal relating to a Competing Transaction which has been publicly announced prior to the termination of this Agreement and (ii) within twelve months of any such termination Parent or any Subsidiary of Parent shall consummate a Competing Transaction, or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated, with any Person, then Parent shall pay to Gadsden, or as directed by Gadsden, promptly after consummating such Competing Transaction (but in no event later than five (5) Business Days following such consummation), an amount equal to the Break-Up Fee. Payment of any of such amounts shall be made, as directed by Gadsden, by wire transfer of immediately available funds.

(c)          Break Up Fee by Gadsden. Gadsden agrees that if this Agreement shall be terminated pursuant to Section 7.1(g)(ii) or Section 7.1(h)(ii), then Gadsden will pay to Parent, or as directed by Parent, an amount equal to the Break-Up Fee; provided, that, in either case, the applicable amount shall be paid promptly, but in no event later than five (5) Business Days after such termination. Gadsden also agrees that if this Agreement is terminated pursuant to Section 7.1(f) and (i) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any bona fide written proposal relating to a Competing Transaction which has been publicly announced prior to the Gadsden Stockholder Meeting and (ii) within twelve months of any such termination Gadsden or any Subsidiary of Gadsden shall consummate a Competing Transaction, or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated, with any Person, then Gadsden shall pay to Parent, or as directed by Parent, promptly after consummating such Competing Transaction (but in no event later than five (5) Business Days following such consummation), an amount equal to the Break-Up Fee. Payment of any of such amounts shall be made, as directed by Parent, by wire transfer of immediately available funds.

(d)          Break Up Fee Amount. For purposes of this Agreement, the “Break-Up Fee” shall be an amount equal to $250,000 (if Parent is paying such fee) or $200,000 (if Gadsden is paying such fee).

(e)          Confirmation of Agreement. The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Stock Transaction and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

Section 7.3             Effect of Termination.

In the event of termination of this Agreement by either Gadsden or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Gadsden, on the one hand, or Parent, on the other hand, other than Section 5.2, Section 7.1, Section 7.2, this Section 7.3, and Article VIII, which provisions shall survive such termination; provided that nothing contained herein shall relieve any Person of liability for fraud or a willful breach or Parent’s failure to issue and deliver the Parent Securities upon the satisfaction or waiver of the conditions to Closing set forth in Article VI.

Section 7.4              Amendment.

Notwithstanding anything to the contrary herein, this Agreement may be amended by the parties in writing by action of their respective board of directors, or other comparable bodies, at any time before or after the Gadsden Stockholder Approval is obtained; provided, however, that, after the Gadsden Stockholder Approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the Gadsden Common Stockholders without obtaining such approval.

Section 7.5              Extension; Waiver.

At any time prior to the Closing Time, Gadsden, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the covenants, agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION

Section 8.1             Post-Closing Remedies.

 (a)          Survival of Representations and Warranties. Each of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Time for a period of: (i) with respect to the representations and warranties in Section 3.1(d)(i) (Authority; No Violations; Consents and Approval), and Section 3.1(k) (Taxes) and Section 3.2(d)(i) (Authority; No Violations; Consents and Approval), and Section 3.2(l)) (Taxes), for the applicable statute of limitations regarding such subject matters, and (ii) for all other representations and warranties, for a period expiring March 31, 2020.

 (b)          No Effect on Certain Matters. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Time.

(c)          Purchase Price Adjustment. In the event of a Loss Determination and such Loss Determination is described in a notice to Parent as provided in Section 8.2(l) on or prior to the applicable Loss Estimate Review Period, the number of shares of the Parent Securities will be adjusted as provided in this Section 8.1 and Section 8.2.

(i)          In the event that after the Closing Time there is a Loss Determination, then the estimated amount of the Loss (“Loss Estimate”) shall be determined in good faith by the Board of Directors of Parent. Parent shall then provide a notice to the Parent Post Transaction Committee for review and approval of the Loss Estimate, which notice shall include all relevant documentation and a description in reasonable detail as to the material facts and processes used to determine the Loss Estimate.

(ii)          The Parent Post Transaction Committee shall have 30 days to determine if it agrees with the Loss Estimate. If the Parent Post Transaction Committee does not agree with the Loss Estimate, then it may request additional documentation from Parent (which shall promptly provide any such information that is reasonably requested, subject to reasonable confidentiality and non-disclosure obligations) and provide its determination of the Loss Estimate to the Board of Directors of Parent. The Board of Directors of Parent and the Parent Post Transaction Committee shall thereafter negotiate to resolve the differences with respect to the Loss Estimate for a period of fifteen (15) days (the “Loss Estimate Review Period”). The Loss Estimate Review Period will, however, be extended to the extent of the period of time that Parent provides information that has been reasonably requested by the Parent Post Transaction Committee that takes more than five business days or as otherwise mutually agreed to by the Parent and the Parent Post Transaction Committee.

(iii)          If the Board of Directors of Parent and the Parent Post Transaction Committee resolve the dispute regarding the Loss Estimate on or prior to the expiration of the Loss Estimate Review Period, then the Loss Estimate, as adjusted by such resolution, shall be the Final Loss Amount.

(iv)          If the Board of Directors of Parent and the Parent Post Transaction Committee do not resolve their differences with respect to the amount of the Lost Estimate prior to the date that is 30 days after the expiration of the Loss Estimate Review Period or such later period as agreed by the Board of Directors of Parent and the Parent Post Transaction Committee (the “Mediation Period”), then Parent and the Parent Post Transaction Committee will submit the dispute to mediation, and if not resolved, then to arbitration as provided below in Section 8.2.

Section 8.2              Mediation and Arbitration.

(a)          Mediation. If the Loss Estimate has not become a Final Loss Amount on or prior to expiration of the Mediation Period, then the dispute regarding the Loss Estimate will be submitted to mediation to JAMS New York office with a mediator that is determined by the agreement of the Board of Directors of Parent and accepted by Parent Post Transaction Committee, which shall not be unreasonably withheld or delayed, or if no such acceptance is provided, then by a mediator selected by JAMS.

(b)          Participation and Cost Allocation. The Parent Post Transaction Committee will participate in the mediation in good faith and, effectively, Parent will pay the costs of the mediation, which amounts paid will increase the Loss Estimate, up to $100,000 and then the costs will be allocated equally, it being acknowledged that such payment shall be effected by including such costs in the Final Loss Amount and issuing additional shares in accordance with Section 8.2(o).

(c)          Confidentiality Provision. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, shall be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or nondiscoverable as a result of its use in the mediation, subject to any reasonable commercial disclosures to be made by Parent, including any filing to the SEC or disclosures to actual or potential investors, bankers, accountants, counsel or other professionals.

(d)          JAMS Arbitration. Either Parent or the Parent Post Transaction Committee may initiate arbitration by JAMs with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire. If the dispute with respect to the Loss Estimate is resolved prior to the initiation of arbitration as provided below, then the Final Loss Amount shall be as agreed in such resolution.

(e)          Standstill. At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Section 8.2(b).

(f)          Tolling. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. Parent will take such action, if any, required to effectuate such tolling.

(g)          Streamlined Arbitration Rules and Procedures. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York before one arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award in arbitration (the “Arbitration Award”) may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(h)          Confidentiality of Proceedings. The parties to the arbitration, including Parent, shall maintain the confidential nature of the arbitration proceeding and the Arbitration Award, including the arbitration hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Arbitration Award or its enforcement, or unless otherwise required by law or judicial decision or as may be required for disclosure under applicable law. Further, Parent shall have the right to provide such disclosures as are commercially reasonable to its actual or potential investors, lenders, bankers, accountants, lawyers and other professionals and any disclosure regarding to the SEC or filed with the SEC.

(i)          Arbitration Award. The Arbitration Award shall determine the amount of the Loss arising from or related to Loss Determination and such amount shall be the Final Loss Amount.

(j)          Final Loss Amount. Subject to Section 8.2(b), the Final Loss Amount will include the amount of actual and reasonable expenses that have been paid by Parent and the Parent Post Transaction Committee in connection with the processes set forth in Section 8.1 and Section 8.2.

(k)          Certain Definitions. For the purposes of this Agreement, the following capitalized terms shall have the respective meanings ascribed to such terms in this Section 8.2(k):

(i)          “Parent Post Transaction Committee” shall mean a committee of two individuals, who shall initially be Richard Leider and Dennis McGrath unless and until any such individual is removed for cause (as defined by an action that would be an act constituting a bad actor event under Rule 506 under the Securities Act) or resigns or is disabled or dies and then, if there is one vacancy on the Parent Post Transaction Committee, such vacancy shall be filled by the remaining member of the Parent Post Transaction Committee or, if there are two vacancies on the Parent Post Transaction Committee, such vacancies shall be filled by one or both of the prior members of the Parent Post Transaction Committee, or if no such person remains, then by the vote Parent Majority Holders.

(ii)          “Parent Majority Holders” shall mean the holders of Parent securities that have voting rights to elect a member of the board of directors of Parent that were issued and outstanding as of record immediately prior to the Closing Time.

(iii)          “Final Loss Amount” shall mean the amount of Losses arising from or related to the events that give rise to a Loss Determination.

(iv)          “Loss” means any and all actual losses, including without limitation, any judgments, assessments, damages, penalties (including governmental penalties), obligations, awards, fines, deficiencies, interest, claims (including third party claims), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements), whether arising out of a claim involving a third party, or between or among the parties hereto; provided, that: the amount of Losses shall not include any amount attributable to incidental, consequential, special, or punitive damages except to the extent that Parent or one of its Subsidiaries is subject to payment of such amounts to a Person.

(v)         “Loss Determination” shall mean an event that gives rise to a Loss due to a breach of a representation warranty by a party to this Agreement or the failure of a covenant to be performed by a party that was not fully performed, in each case, after consideration of any express waiver or amendment which shall not be deemed by a party closing the Stock Transaction with knowledge of any such breach or default.

(vi)         “Loss Stakeholders” shall mean the following:

(A)          With respect to any Loss by a Loss Determination because of a breach of a representation or warranty by Parent or any of its Subsidiaries (as of immediately prior to the Closing Time), then Gadsden; or

(B)          With respect to any adjustment that is made in accordance of Section 5.10 because the Final Gadsden NAV is less than the Contract NAV, then the holders of the Parent capital stock as of immediately prior to the Closing Time; or

(C)          With respect to any Loss by a Loss Determination because of a breach of a representation or warranty by Gadsden or any of its Subsidiaries (as of immediately prior to the Closing Time), then the holders of the Parent capital stock as of immediately prior to the Closing Time.

(l)            Notice and Investigations Regarding Loss Determination.

(i)             After the Closing Time, each of the Board of Directors of Parent and the Parent Post Transaction Committee shall review the business information regarding Parent and its Subsidiaries to determine if there is a Loss Determination in accordance with the procedures adopted by the Board of Directors of Parent, on the one hand, and the Parent Post Transaction Committee, on the other; provided, that the Board of Directors of Parent and the Parent Post Transaction Committee shall meet in person or by teleconference not less than quarterly to review any questions and request any additional information reasonably required to make a prudent and informed analysis if there is a Loss Determination. Parent shall cooperate and provide information reasonably requested by the Parent Post Transaction Committee, including the opportunity to meet (in person or by teleconference) the officers and directors of Parent (and any of its Subsidiaries) and its professional advisers, including its auditors and other financial or accounting consultants. Parent shall authorize its counsel to meet with (in person or by teleconference) the Parent Post Transaction Committee to discuss the facts and circumstances that are related to any event (including an allegation) of a Loss Determination, subject to reasonable confidentiality and non-disclosure obligations.

(ii)             The Board of Directors of Parent and the Parent Post Transaction Committee shall in good faith cooperate with each other with respect to making a Loss Determination. If either the Board of Directors of Parent or the Parent Post Transaction Committee makes a Loss Determination, then such Person shall provide a notice to the other of such Loss Determination providing the reasons underlying the Loss Determination in reasonable detail. Any such notice shall be provided on or prior to 60 days after the date that, on the basis of the facts provided to the Board of Directors of Parent or the Parent Post Transaction Committee, a reasonably prudent executive would make a Loss Determination.

(m)          Loss Threshold. Notwithstanding any provision of Section 8.1 or Section 8.2 to the contrary (other than Section 8.2(b)), no Loss shall be determined until the aggregate amount of Losses claimed in good faith by the Board of Directors of Parent, on the one hand, or the Parent Post Transaction Committee, on the other, exceeds $100,000, it being acknowledged that from and after such threshold, all Losses shall be subject to adjustment under Section 8.1 and Section 8.2.

(n)          Limitation on Duty. Parent acknowledges that certain executives and directors of Gadsden may become officers or directors of Parent or any of its Subsidiaries. Each such individual shall not have any obligation to take a position that is favorable to Parent in connection with any dispute as to the amount of a Loss or any Loss Determination and may advocate the position that is favorable to the stockholders of Gadsden or partners in the OPCO.

(o)          Payment of Losses. After the amount of a Loss has been determined under the provisions of this Section 8.2 or Section 8.1 or otherwise under the terms of this Agreement, the amount of the Loss will be paid by issuing additional shares of Parent Common Stock to the Loss Stakeholders (as of record as of the Closing Time) as provided in this Section 8.2(o)):

(i)          If the Parent Board of Directors determines that the amount of the Loss will be paid in cash, then such amount shall be paid by check payable to the order of the applicable Loss Stakeholders;

(ii)          If the Parent Board of Directors does not determine that the amount of the Loss will be paid in cash, then such amount shall be paid by Parent issuing and delivering Loss Shares with an aggregate fair value equal to the amount of the Loss to the Loss Stakeholders.

(iii)          For the purposes of this Agreement, the term “Loss Shares” shall mean Parent Common Stock with a fair value per share that is equal to the Deemed NAV of Parent per share, immediately after the Closing Time, which shall be the Final Combined Value; provided, that if Parent does not have a sufficient number of authorized and unreserved shares of Parent Common Stock, then Parent shall take such action as may be necessary in order to amend its articles of incorporation to increase its authorized common stock such that there will be sufficient authorized common stock available for Parent to issue the Loss Shares hereunder or use its authorized and unissued preferred stock.

Section 8.3      Parent Post Transaction Committee Expenses.

After the Closing Date, Parent shall fund the reasonable out of pocket costs, fees and expenses of the Parent Post Transaction Committee incurred in connection with the evaluation of any Loss Determination during the Loss Estimate Review Period, and thereafter, until the amount of the Loss and the underlying claims are resolved in accordance with this Article VIII and compensate the members of the Parent Post Transaction Committee an aggregate amount equal to $20,000 per calendar month, pro-rated for any partial calendar month; provided, that the aggregate amount that Parent shall fund or otherwise provide is $250,000.

ARTICLE IX. GENERAL PROVISIONS

Section 9.1          Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)	if to Parent, to

FC Global Realty Incorporated

2300 Computer Avenue

Building G

Willow Grove, PA 19090

Attention: Michael R. Stewart, Chief Executive Officer

Facsimile: 215-657-5161

with a copy (which copy shall not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue NW Suite 500

Washington, DC 20036

Attention: Louis A. Bevilacqua

Facsimile: 202-869-0889

(b)	if to Gadsden, to

Gadsden Growth Properties, Inc.

15150 N. Hayden Road

Suite 220

Scottsdale, AZ 85260

Attention: John Hartman, Chief Executive Officer

with a copy (which copy shall not constitute notice) to:

Allegaert Berger & Vogel LLP

111 Broadway, 20th Floor

New York, New York 10006

Attention: Richard Morris

Facsimile: (212) 571-0555

Section 9.2          Interpretation.

When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” The words “hereof”, “herein” and “hereby” refer to this Agreement Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

Section 9.3          Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

Section 9.4          Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

Section 9.5          Entire Agreement; No Third-Party Beneficiaries.

This Agreement, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Except for the rights of other Persons that are expressly provided in this Agreement, the rights and benefits of this Agreement are not for the benefit of any Person that is not a party to this Agreement.

Section 9.6          Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 9.7          Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.8          Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.9          Exhibits; Disclosure Letter.

The Exhibits referred to herein and the Gadsden Disclosure Letter and the Parent Disclosure Letter, and all exhibits or attachments hereto or thereto, are intended to be and hereby are specifically made a part of this Agreement Any matter set forth in any section or subsection of the Gadsden Disclosure Letter or the Parent Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Gadsden Disclosure Letter or the Parent Disclosure Letter to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections, but shall expressly not be deemed to constitute an admission by Gadsden or any Gadsden Subsidiary, or Parent or any Parent Subsidiary, as the case may be, or otherwise imply, that any such matter rises to the level of a Gadsden Material Adverse Effect, or a Parent Material Adverse Effect, or is otherwise material for purposes of this Agreement or the Gadsden Disclosure Letter or the Parent Disclosure Letter.

Section 9.10        Mutual Drafting.

This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 9.11        Jurisdiction; Venue.

THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF MARYLAND SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED SOLELY IN SUCH A MARYLAND STATE OR FEDERAL COURT THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 9.12        Waiver of Trial by Jury.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

ARTICLE X. CERTAIN DEFINITIONS

Section 10.1        Specified Capitalized Terms.

For purposes of this Agreement:

“Affiliate” of any Person has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Carve Out Activity” means any of the transactions or events listed on Section 4.2 of the Gadsden Disclosure Letter or Parent Disclosure, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity that was, at the relevant time, required to be aggregated with such other entity, trade or business under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exclusivity Period” means the period commencing on the date of this Agreement and expiring on the date that is 45 days after such date, or such longer period as agreed by Parent and Gadsden in writing, which may for this purpose be by an electronic mail message.

“Gadsden Series A Preferred Shares” means the 7% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, of Gadsden.

“Gadsden Series B Preferred Shares” means the Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share, of Gadsden.

“Gadsden Series C Preferred Shares” means the 10% Series C Cumulative Convertible Preferred Stock, par value $0.01 per share, of Gadsden.

“Knowledge” or any similar expression, means with respect to a Person (or any of its Subsidiaries) the actual knowledge of such Person’s CEO, President, General Counsel, Chief Operating Officer or Chief Administrative Officer or any person serving on such Person’s board of directors.

“Law” means any federal, state or local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Material Adverse Effect” with respect to any specified Person, means, with respect to such Person or any of its Subsidiaries, any change, event, effect or set of circumstances that, when taken together with all other adverse changes, events, effects, or set of circumstances that have occurred, is or is reasonably likely to (x) be materially adverse to the business, operations, properties, financial condition, or assets of such Person and its Subsidiaries, taken as a whole; except for any such change, event, effect or set of circumstances resulting from (i) changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which such Person operates, except to the extent that such changes in political, economic or business conditions have a materially disproportionate adverse effect on such Person relative to other similarly situated participants, (ii) changes, after the date hereof, in financial and capital market conditions generally, (iii) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Entities, (iv) changes, after the date hereof, in GAAP applicable to the business or industry in which such Person operates generally, or (v) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby or (y) that has a material adverse effect on the ability of such Person to timely consummate the Stock Transaction and the other transactions contemplated. The terms “Gadsden Material Adverse Effect” and “Parent Material Adverse Effect” shall have a correlative meaning to the term “Material Adverse Effect”.

“Material Contracts” means with respect to any specified Person: (i) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $50,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business), (ii) any contracts entered into by Gadsden or any Gadsden Subsidiary that, by its terms, is not terminable within one year (without termination fee or penalty) or that may result in total payments by the specified Person in excess of $50,000 with respect to Gadsden or $50,000 with respect to Parent, other than any agreements with respect to Joint Ventures, any leases with respect to any property of such Person, any development or construction contracts or, in each case, any related or ancillary agreement), (iii) any other agreements filed or required to be filed as exhibits pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (assuming such Person is subject to the Exchange Act for such purposes), (iv) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which such Person is a party or an obligor with respect thereto, (v) any partnership or joint venture agreement with any third parties and (vi) any agreement, commitment, instrument or obligation of a type of a Restricted Covenant Agreement.

“Order” means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

“Parent Series A Stock” means the shares of preferred stock that will be authorized in accordance with the Parent Charter that have terms mutatis mutandis to the Gadsden Series A Preferred Shares.

“Parent Series B Stock” means the shares of preferred stock that will be authorized in accordance with the Parent Charter that have terms mutatis mutandis to the Gadsden Series B Preferred Shares.

“Parent Series C Stock” means the shares of preferred stock that will be authorized in accordance with the Parent Charter that have terms mutatis mutandis to the Gadsden Series C Preferred Shares.

“Permitted Issuances” means the following: (i) with respect to any issuances of any securities of Gadsden: (a) in respect of the conversion or exchange of Convertible Senior Notes or other outstanding indebtedness, any series of its preferred stock, or any Class B OPCO Units; and (b) any issuance in connection with the acquisition of any real estate investment; and (ii) with respect to any party, pursuant to the terms of any Gadsden Award or awards of Parent Common Stock or any issuance of any shares of capital stock for cash consideration at the fair value of such security.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Restricted Covenant Agreement” means an agreement that restricts a specified Person with respect to competition or solicitation of clients, customers, employees, consultants or any similar Person or restricts the conduct of business in any material way other than customary confidentiality and non-disclosure agreements.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the general partner, managing manager or similar controlling Person or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the capital stock, voting securities or ownership or equity interest or value of such corporation, partnership, limited liability company, joint venture or other legal entity. In the case of Parent, the term Subsidiary shall not include Gramercy Capital Corp. and its Subsidiaries.

“Tax Protection Agreement” means any agreement, oral or written, to which the specified Person is a party and pursuant to which: (i) any liability to the holders of the limited partnership interests or limited liability company interests of any subsidiary of such Person that may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of such limited partnership interests or limited liability company interests, that such Person has agreed to (A) maintain a minimum level of debt or continue a particular debt or (B) retain or not dispose of assets for a period of time that has not since expired; or (iii) limited partners of any limited partnership interests or limited liability company interest of a Subsidiary of such Person have guaranteed or otherwise assumed, directly or indirectly, debt of OPCO or are offered the opportunity to do so.

“Tax Return” means any return, report, declaration, statement or other information required to be supplied to any taxing authority.

“Tax” or “Taxes” means any U.S. federal, state, local and foreign taxes and similar governmental charges (together with any interest, penalties, or additions thereto), including, without limitation, income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental, value added, or gains taxes.

Section 10.2        Index of Other Defined Terms.

Each of the following additional terms is defined in the Section set forth opposite such term:

Acquired Assets	5.10(a)	Gadsden Leases	3.1(o)(viii)
Agreement	Preamble	Gadsden Permits	3.1(i)
Arbitration Award	8.2(g)	Gadsden Property	3.1(o)(i)
Award	3.1(c)(ii)	Gadsden Specified Account	1.1(a)(i)
Break-Up Fee	7.2(d)	Gadsden Stockholder Approval	3.1(q)
Capital Budget	4.2(a)(iii)(D)	Gadsden Stockholder Meeting	3.1(d)(i)
Class A OPCO Units	2.3	Gadsden	Preamble
Class B OPCO Units	2.3	Hazardous Materials	3.1(n)(i)
Closing Date	2.1	Holdback Shares	1.1(a)(i)
Closing Time	2.1	Indemnified Party	5.9(a)
Closing	2.1	Indemnitor	5.9(a)
Competing Transaction	5.5(c)	Joint Ventures	3.1(b)
Confidentiality Agreement	5.2(b)	Liens	3.1(b)
Contract NAV	5.10(a)	Loss Determination	8.2(k)(v)
Convertible Right	3.1(c)(iii)(D)	Loss Estimate Review Period	8.1(c)(i)
Covered Gadsden Disclosure	3.1	Loss Estimate	8.1(c)(i)
Covered Parent SEC Disclosure	3.2	Loss Shares	8.2(o)(iii)
Deemed NAV	5.10(e)	Loss Stakeholders	8.2(k)(vi)
Earliest Initiation Date	8.2(d)	Loss	8.2(k)(iv)
Employment Agreement	5.14(b)	Mediation Period	8.1(c)(iv)
Encumbrances	3.1(o)(ii)	Merger	Recitals
Environmental Laws	3.1(n)(i)	Merger Agreement	Recitals
ERISA	3.1(l)(i)	NAV Excess Shortfall Amount	5.10(d)(ii)
Exchange Act	3.1(e)(i)	NAV Shortfall Amount	5.10(d)
Final Loss Amount	8.2(k)(iii)	OPCO Agreement	2.3
Final Combined Value	5.10(a)	OPCO Units	3.1(c)(i)
Final Gadsden NAV	5.10(a)	OPCO	1.2(i)
Final Parent FV	5.10(a)	Parent Balance Sheet	3.2(e)
Final Ratio of Gadsden	5.10(a)(i)	Parent Bylaws	3.2(i)
GAAP	3.1(e)(ii)	Parent Charter	3.2(i)
Gadsden Balance Sheet	3.1(e)(ii)	Parent Common Stock	1.1(a)
Gadsden Bylaws	3.1(a)	Parent Disclosure Letter	3.2
Gadsden Charter	3.1(a)	Parent Employee Benefit Plans	3.2(m)(i)
Gadsden Collective Bargaining		Parent Leases	3.2(p)(viii)
Agreements	3.1(m)	Parent Majority Holders	8.2(k)(ii)
Gadsden Assets	5.10(a)	Parent Permits	3.2(j)
Gadsden Disclosure Letter	3.1	Parent Post Transaction Committee	8.2(k)(i)
Gadsden Employee Benefit Plan	3.1(l)(i)	Parent Property	3.2(p)(i)

Parent SEC Documents	3.2(e)
Parent Securities	1.1(a)
Parent	Preamble
Permitted Expenditures	4.2(a)(iii)(D)
Recommendation	5.1(b)
Registration Statement	Recitals
Roseville	3.1(f)
Scheduled Investments	5.10(a)
SEC	Recitals
Securities Act	Recitals
Stock Transaction	Recitals
Superior Competing Transaction	5.5(d)
Superior Notice	5.6(b)(i)
Takeover Statute	3.1(t)
Termination Date	7.1(b)
Transaction 8K	Recitals
Transfer and Gains Taxes	5.4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FC GLOBAL REALTY INCORPORATED

By:	/s/ Michael R. Stewart
Name: Michael R. Stewart
Title: Chief Executive Officer

GADSDEN GROWTH PROPERTIES, INC.

By:	/s/ John Hartman
Name: John Hartman
Title: Chief Executive Officer